Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 8, 2015

by and among

RG PARENT, LLC,

JJ MERGER SUB LLC

and

JOE’S JEANS INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 8, 2015 (this “Agreement”), is by and among RG PARENT, LLC, a Delaware limited liability company (“RG”), JJ MERGER SUB LLC, a Delaware limited liability company and a wholly owned Subsidiary of the Company (“Merger Sub”), and JOE’S JEANS INC., a Delaware corporation (the “Company”).  Certain terms used in this Agreement are defined in Section 7.11.

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that it is fair to, and in the best interest of, the Company and its stockholders (the “Company Stockholders”) to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the merger of Merger Sub with and into RG (the “Merger”), with RG as the surviving limited liability company, and adopted resolutions adopting and approving this Agreement and declaring its advisability, and (c) resolved, on the terms and subject to the conditions set forth in this Agreement, to make the Company Recommendation;

WHEREAS, the Board of Managers of RG has (a) determined that it is in the best interests of RG and its members (the “RG Members”) to enter into this Agreement, and (b) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Company, as sole member of Merger Sub, has adopted resolutions approving this Agreement;

WHEREAS, the requisite RG Members have duly approved this Agreement;

WHEREAS, prior to or concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s and RG’s willingness to enter into this Agreement, the holders of Convertible Notes of the Company are entering into a letter agreement in the form attached hereto as Exhibit A, pursuant to which such holders will surrender their Convertible Notes to the Company, subject to the terms and conditions therein, in exchange for cash, Company Common Stock and modified convertible notes (each a “Rollover Letter” and collectively, the “Rollover Letters”);

WHEREAS, prior to or concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s and RG’s willingness to enter into this Agreement, the Company and TCP Denim, LLC, a Delaware limited liability company (the “Preferred Stock Purchaser”) and an Affiliate of Tengram Capital Partners, L.P. (“TCP”), are entering into a Stock Purchase Agreement in the form attached hereto as Exhibit B (the “Stock Purchase Agreement”), pursuant to which such Affiliate will, among other things, purchase $50,000,000 of Company Preferred Stock immediately prior to, or concurrently with, the Effective Time;

WHEREAS, prior to or concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s and RG’s willingness to enter into this Agreement, the Company, Sequential Brands Group, Inc., a Delaware corporation, and Joe’s Holdings LLC (the “IP Assets Purchaser”) are entering into an Asset Purchase Agreement in the form attached hereto as Exhibit C (including all schedules and exhibits thereto, the “IP Asset Purchase Agreement”), pursuant to which the IP Assets Purchaser will, among other things, purchase certain Intellectual Property Rights and other assets from the Company immediately prior to, or concurrently with, the Effective Time;

WHEREAS, prior to or concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s and RG’s willingness to enter into this Agreement, the Company and GBG USA, Inc., a Delaware corporation (the “Operating Assets Purchaser”), are entering into an Asset Purchase Agreement in the form attached hereto as Exhibit D (including all schedules and exhibits thereto, the “Operating Asset Purchase Agreement” and, together with the IP Asset Purchase Agreement, the “Asset Purchase Agreements”), pursuant to which the Operating Assets Purchaser will, among other things, purchase certain inventory, store leases and certain other assets from the Company immediately prior to, or concurrently with, the Effective Time; and

WHEREAS, prior to, or concurrently with, the execution of this Agreement, and as a condition and inducement to the Company’s and RG’s willingness to enter into this Agreement, Tengram Capital Partners Fund II, L.P., a Delaware limited partnership (“Guarantor”) is entering into a guaranty in favor of the Company (the “Guaranty”) with respect to the obligations of the Preferred Stock Purchaser under the Stock Purchase Agreement to pay the purchase price thereunder.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, RG, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1.                                 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into RG, with RG as the surviving limited liability company, in accordance with the DLLCA, and the separate limited liability company existence of Merger Sub shall thereupon cease.  RG shall continue as the surviving limited liability company in the Merger (sometimes hereinafter referred to as the “Surviving Company”), and the separate existence of RG, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Article I.

Section 1.2.                                 Closing.  Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York, New York time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the third (3rd) Business Day after satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Akin Gump Strauss Hauer & Feld LLP, 1333 New Hampshire Avenue NW, Washington DC 20036, unless another time, date or place is agreed to in writing by the parties hereto.  By agreement of the parties, the Closing may take place by delivery of the documents to be delivered at the Closing by facsimile or other electronic transmission.  All deliveries by one party to any other party at the Closing shall be deemed to have occurred simultaneously and none shall be effective until and unless all have occurred, unless the parties agree otherwise in writing.

Section 1.3.                                 Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company and RG will cause the Certificate of Merger to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DLLCA and shall take all such reasonable further actions as may be required by Law to make the Merger effective.  The Merger shall become effective on the Closing Date at the time when the Certificate of Merger has been duly filed with the office of the Secretary of State of the State of Delaware or at such later date and time as RG and the Company may agree and specify in the Certificate of Merger in accordance with the DLLCA (the “Effective Time”).

Section 1.4.                                 Conversion of the RG Units.  At the Effective Time, by virtue of the Merger and without any further action on the part of RG, Merger Sub, the Company or the holders of RG Units, the RG Units shall be converted into the right to receive an aggregate of $81,000,000 in cash (the “Aggregate Cash Consideration”) and 8,870,968 shares (after giving effect to the Reverse Stock Split) of Company Common Stock (the “Aggregate Stock Consideration” and, together with the Aggregate Cash Consideration, the “Aggregate Merger Consideration”) as follows:

(a)                                 Except as provided in Section 1.4(c), each RG Unit issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of the holder thereof, be converted automatically into the right to receive, upon surrender of the Certificate representing such RG Unit as provided in Section 1.9, such portion of (i) Aggregate Cash Consideration less the RG Payoff Amount (such amount, the “Actual Cash Consideration”) and (ii) the Aggregate Stock Consideration ((i) and (ii) collectively, the “Actual Merger Consideration”) as indicated in the Merger Consideration Schedule.  The Merger Consideration Schedule shall be delivered by RG to the Company at least three (3) Business Days prior to the anticipated Closing Date and the allocations reflected thereon shall be in accordance with RG’s limited liability company agreement as of the Effective Time.

(b)                                 All RG Units, when so converted, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of RG Units shall cease to have any rights with respect thereto, except the right to receive the Actual Merger Consideration into which such RG Units have been converted, as provided herein.

(c)                                  Each RG Unit that is owned by RG or by any Subsidiary of RG and each RG Unit owned by the Company, Merger Sub or any other Subsidiary of the Company immediately prior to the Effective Time shall be retired and cease to exist and no payment or distribution shall be made with respect thereto.

(d)                                 Each common unit of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued common unit of the Surviving Company and shall constitute the only outstanding equity of the Surviving Company.

Section 1.5.                                 Organizational Documents.  At the Effective Time, pursuant to the Merger, the limited liability company agreement of the Surviving Company shall be amended to read in its entirety the same as the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Company shall remain “RG Parent, LLC”.  Thereafter, the limited liability company agreement of the Surviving Company may be amended in accordance with its terms and as provided by Law.

Section 1.6.                                 Officers of the Surviving Company.  The officers of RG shall continue in office as the officers of the Surviving Company, and such officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the limited liability company agreement of the Surviving Company.

Section 1.7.                                 Exchange Agent.  Prior to the Effective Time, the Company shall appoint an exchange agent reasonably acceptable to RG (the “Exchange Agent”) for the purpose of exchanging the Certificates for the Merger Consideration and for such other purposes as otherwise provided herein.  All fees and expenses incurred in connection with the Exchange Agent shall be paid by the Company, whether or not the transactions contemplated hereby are consummated.

Section 1.8.                                 Payments.

(a)                                 (i) At least five (5) Business Days prior to the Closing Date, the Company shall provide RG with customary payoff letters and forms of Lien releases, in form reasonably satisfactory to RG, with respect to all Indebtedness of the Company and its Subsidiaries described in clauses (a), (b), (d), (e) and (f) of the definition of Indebtedness, including, but not limited to, that Indebtedness set forth on Section 1.8(a) of the Company Disclosure Schedule.  At the Closing, the Company shall pay or cause to be paid (A) to the holders of such Indebtedness (other than the holders of the Convertible Notes), the outstanding principal amount, together with all accrued and unpaid interest through the Closing Date and prepayment or other penalties or premiums, if any, owed with respect to such Indebtedness of the Company and its Subsidiaries, and (B) to the holders of Convertible Notes, the cash, Company Common Stock and modified convertible notes in exchange for their Convertible Notes in accordance with the Rollover Letters (collectively, the “Company Payoff Amount”).  (ii) At least five (5) Business Days prior to the Closing Date, RG shall provide the Company with customary payoff letters and forms of Lien releases, in form reasonably satisfactory to the Company, with respect to all Indebtedness of RG and its Subsidiaries described in clauses (a), (b), (d), (e) and (f) of the definition of Indebtedness, including, but not limited to, that Indebtedness set forth on Section 1.8(a) of the RG Disclosure Schedule (the “RG Debt”).  At the Closing, the Company shall pay or cause to be paid to the holders of such Indebtedness, the outstanding principal amount, together with all accrued and unpaid interest through the Closing Date and prepayment or other penalties or premiums, if any, owed with respect to such Indebtedness of the Company and its Subsidiaries (the “RG Payoff Amount”).

(b)                                 At the Effective Time, the Company shall cause to be deposited with the Exchange Agent cash and Company Common Stock in the aggregate amount required to pay the Actual Merger Consideration in respect of the RG Units (such cash amounts being referred to herein as the “Exchange Fund”).  The Exchange Fund shall be used solely for purposes of paying the Actual Merger Consideration in respect of the RG Units in accordance with Section 1.9 and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries.  Pending distribution of the Exchange Fund in accordance with Section 1.9, the Exchange Agent may invest such cash, provided that such investments are Permitted Investments and shall have maturities that will not prevent or delay payments to be made pursuant to Section 1.9.  Any income from investment of the Exchange Fund will be payable solely to the Company.  If the Exchange Fund diminishes for any reason below the amount required to make prompt payment of the Actual Merger Consideration, then the Company and Merger Sub shall, jointly and severally, promptly cause to be deposited with the Exchange Agent the amount necessary to replace or restore the lost portion of the Exchange Fund to ensure that it is, at all times, maintained at a level sufficient to make such payments.

Section 1.9.                                 Exchange of Certificates.

(a)                                 Exchange Procedures.

(i)                                     As soon as practicable (but not more than one (1) day) after the Effective Time, the Company and the Surviving Company shall cause the Exchange Agent to mail to each holder of record of Certificates that were subsequently converted into the right to receive the Actual Merger Consideration, as set forth in Section 1.4:  (A) a letter of transmittal (a “Letter of Transmittal”), the form and substance of which shall be reasonably agreed to by the Company and RG at least three (3) days prior to the Closing Date, which shall, among other things, specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Surviving Company (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 1.9(e); and (B) instructions for use in effecting the surrender of the Certificates in exchange for payment of the applicable Actual Merger Consideration.

(ii)                                  Upon surrender of a Certificate for cancellation to the Surviving Company, together with a Letter of Transmittal, duly completed and validly executed (A) the holder of such Certificate shall be entitled to receive in exchange therefor the applicable amount of (1) cash, by wire transfer of immediately available funds, and (2) shares of Company Common Stock, in each case equal to the portion of the Actual Merger Consideration for each RG Unit represented by such Certificate in accordance with the Merger Consideration Schedule and (B) the Certificate so surrendered shall forthwith be canceled.  No interest will be paid or accrued on the Actual Merger Consideration payable upon surrender of the Certificates.  Until surrendered as contemplated by this Section 1.9(a), each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Actual Merger Consideration.  Notwithstanding anything in this Section 1.9 to the contrary, RG Units that are in non-certificate book-entry form immediately prior to the Effective Time will, at the Effective Time, be deemed to be automatically surrendered for all purposes hereunder.

(iii)                               In the event of a valid transfer of ownership of RG Units prior to the Effective Time that is not registered in the transfer records of RG, the appropriate amount of the Actual Merger Consideration may be paid to the applicable transferee if (i) in the case of certificated RG Units, the Certificate representing such RG Units is presented to the Surviving Company properly endorsed or accompanied by appropriate unit power and otherwise in proper form for transfer and accompanied by all customary documents reasonably required by the Surviving Company to evidence and effect such transfer and to evidence that any applicable Taxes have been paid or (ii) in the case of non-certificate book-entry RG Units, a properly endorsed and appropriate unit power is presented to the Surviving Company and accompanied by all customary documents reasonably required by the Surviving Company to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

(b)                                 No Further Ownership Rights.  All Actual Merger Consideration paid upon the surrender for exchange of the Certificates representing RG Units in accordance with the terms of this Section 1.9 shall be deemed to have been paid in full satisfaction of all rights pertaining to such RG Units and, after the Effective Time, the unit transfer books of RG shall be closed and thereafter there shall be no further registration of transfers on the unit transfer books of the Surviving Company of the RG Units that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Section 1.9.

(c)                                  Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former RG Members on the date twelve (12) months after the Effective Time shall be delivered by the Exchange Agent to the Surviving Company upon demand, and any former holder of RG Units who has not theretofore received any applicable Actual Merger Consideration to which such holder of RG Units is entitled under this Section 1.9 shall thereafter look only to the Surviving Company (subject to abandoned property, escheat or other similar Laws) for payment of their claim for Actual Merger Consideration without any interest thereon and only as a general creditor thereof.

(d)                                 No Liability.  None of the Company, the Surviving Company or Merger Sub shall be liable to any holder of RG Units for any part of the Actual Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any amounts remaining unclaimed by holders of any such RG Units at such date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law or Order, become the property of the Company free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(e)                                  Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct or the execution and delivery by such Person of an indemnity agreement in such form as the Surviving Company may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Company shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Actual Merger Consideration.

(f)                                   Withholding of Taxes.  Notwithstanding anything to the contrary in this Agreement, the Company, the Surviving Company or any Affiliate thereof shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person such amounts as the Company, the Surviving Company or any Affiliate thereof are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign Tax Law (including any income Tax Law or other Tax Law).  To the extent that amounts are so withheld by the Surviving Company, any Affiliate or the Company, such withheld amounts shall be (i) paid over to the applicable Governmental Authority in accordance with applicable Law or Order and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Company, any Affiliate thereof or the Company, as the case may be.

(g)                                  Fractional Shares.  No fraction of a share of the Company Common Stock will be issued by virtue of the Merger, and each holder of RG Units who would otherwise be entitled to a fraction of a share of Company Common Stock (after aggregating all fractional shares of Company Common Stock which such holder would otherwise receive) shall, upon compliance with Section 1.9(a), receive from the Company, in lieu of such fractional share, the amount of cash equal to the fair market value of such fractional share.

Section 1.10.                          Tax Treatment.  The parties agree to treat the Merger as a transfer of the Voting Common Units and Non-Voting Common Units in exchange for the Actual Merger Consideration for U.S. federal income tax purposes that is subject to Section 351 of the Code (unless otherwise required by applicable Law).  The parties shall file all Tax Returns (and cause their respective Affiliates to file all Tax Returns) consistently with this Section 1.10 and shall not take any position during the course of any audit or other legal proceeding that is inconsistent with this Section 1.10, unless required by a determination of the applicable taxing authority that is final.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB

Except (i) as disclosed in the Company SEC Documents or (ii) as set forth in the disclosure schedule delivered by the Company to RG simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), the Company and Merger Sub, jointly and severally, represent and warrant to RG as follows (such representations and warranties are given with the assumption that the Asset Sale Transactions have been consummated):

Section 2.1.                                 Organization, Standing and Corporate Power.

(a)                                 The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated. Each of the Company’s Subsidiaries, including Merger Sub, is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or formed. Each of the Company and its Subsidiaries, including Merger Sub, has all requisite corporate or other power, as the case may be, and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries, including Merger Sub, is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 The copies of the Company Charter Documents that are incorporated by reference into the Company SEC Documents are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of or default under any of the provisions of the Company Charter Documents. No material Subsidiary of the Company, including Merger Sub, is in violation of or default under any of the provisions of its articles of incorporation, bylaws or similar organizational documents.

(c)                                  Section 2.1(c) of the Company Disclosure Schedule lists, as of the date hereof, all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary.  (i) The Company is the direct or indirect owner of all outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company, (ii) all such shares or other equity interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company and (iii) all such shares or other equity interests are free and clear of all liens, pledges, proxies, charges, mortgages, deeds of trust, hypothecations, encumbrances, adverse rights, title defects, restrictions or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). Other than money market accounts, the Company does not own, directly or indirectly, any capital stock of, or voting securities or equity interests in, any Person, other than its Subsidiaries.

(d)                                 The Company owns beneficially and of record all of the outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has only engaged in business activities related to the transactions contemplated hereby, has no liabilities and is not a party to any agreement other than this Agreement.

Section 2.2.                                 Capitalization.

(a)                                 The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.10 per share (“Company Common Stock”), and 5,000,000 shares of preferred stock, par value $0.10 per share (“Company Preferred Stock”). At the close of business on the date of this Agreement, (i) 70,075,429 shares of Company Common Stock were issued and outstanding, (ii) 727,137 shares of Company Common Stock were held by the Company in its treasury and (iii) no shares of Company Preferred Stock were issued and outstanding. All of the shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. None of the Subsidiaries of the Company beneficially owns any shares of Company Common Stock or any other equity securities of the Company.

(b)                                 Since January 1, 2014, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding awards under the Company Incentive Plan as disclosed in the Company SEC Documents or as otherwise expressly permitted by this Agreement.

(c)                                  Except (i) as set forth in Section 2.2(a), (ii) for the Convertible Notes (iii) for outstanding awards under the Company Incentive Plan as disclosed in the Company SEC Documents or (iv) as otherwise expressly permitted by Section 4.1 hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of (or any securities convertible into, exercisable or exchangeable for equity interests of) the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of, or obligating the Company or any of its Subsidiaries to transfer or sell, any shares of capital stock, voting securities or equity interests of (or any securities convertible into, exercisable or exchangeable for equity interests of) the Company, including any representing the right to purchase or otherwise receive any Company Common Stock. Except as provided for by the Company Incentive Plan and the Convertible Notes, none of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company.  Except as set forth in the Company Incentive Plan, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries. Except as set forth in Section 2.2(c) of the Company Disclosure Schedule, none of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to capital stock, voting securities or equity interests of the Company or any of its Subsidiaries or any other agreement relating to the disposition, voting or dividends with respect to any such stock, securities or interests.

Section 2.3.                                 Authority; Noncontravention; Voting Requirements.

(a)                                 Each of the Company and Merger Sub has all necessary corporate or other power and authority to execute and deliver this Agreement, to perform its obligations hereunder (other than to consummate the Merger) and, subject to obtaining the Company Stockholder Approval, to consummate the Merger. The execution, delivery and performance by the Company and Merger Sub of this Agreement, and the consummation by them of the Transactions, have been duly authorized and approved by the Company Board (and have been approved and adopted by the Company as the sole Member of Merger Sub), and, except for obtaining the Company Stockholder Approval with respect to consummation of the Merger, no other corporate or other action on the part of the Company or Merger Sub is necessary to authorize the execution, delivery and performance by the Company and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by the Company and Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company and Merger Sub, enforceable against them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)                                 The Company Board, at a meeting duly called and held, has (i) determined that it is fair to, and in the best interest of, the Company and the Company Stockholders to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, with RG as the surviving limited liability company, and adopted resolutions adopting and approving this Agreement and declaring its advisability, and (iii) resolved to recommend the authorization or approval, as applicable, by the Company Stockholders of such actions that require the authorization or approval of the Company Stockholders in order to consummate the Transactions (the “Company Recommendation”), which resolutions, as of the date hereof, have not been subsequently withdrawn or modified in a manner adverse to RG.

(c)                                  Except as set forth in Section 2.3(c) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement by the Company or Merger Sub, the consummation by the Company or Merger Sub of the Transactions or compliance by the Company or Merger Sub with any of the terms or provisions hereof will (i) assuming that the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter Documents or the certificate of formation or limited liability company agreement of Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 2.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 2.4 are made, (A) violate any material Law, judgment, writ or injunction of any Governmental Authority applicable to the Company, Merger Sub or any of their Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company, Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Permit, to which the Company, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii)(B), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d)                                 (i) The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Company Common Stock for the adoption of an amendment to the Company’s certificate of incorporation to effect a 1 for 30 reverse stock split of the Company Common Stock (the “Reverse Stock Split”) and (ii) the affirmative vote (in person or by proxy) of the holders of a majority of the shares present at the stockholders meeting for the approval of the issuance of Company Common Stock in connection with the Merger and the issuance of Company Common Stock upon the conversion of Company Preferred Stock in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement, is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to approve the Transactions (the “Company Stockholder Approval”).

Section 2.4.                                 Governmental Approvals.  Except for (a) the filing with the SEC of a Proxy Statement in definitive form relating to the Company Stockholders Meeting, the Form S-4 Registration Statement and any other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act, state securities laws or “blue sky” laws of the of the various States of the United States and the rules of NASDAQ, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DLLCA and (c) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by each of the Company and Merger Sub and the consummation by each of the Company and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 2.5.                                 Company SEC Documents; Undisclosed Liabilities.

(a)                                 The Company has filed with and furnished to the SEC all Company SEC Documents required to be filed or furnished by it since January 1, 2014 (collectively, the “Company Reports”), and the Company will file with and furnish to the SEC all Company SEC Documents required to be filed or furnished after the date of this Agreement. As of their respective effective dates (in the case of Company Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company Reports), and, if amended, as of the date of the last such amendment, the Company Reports complied as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Company Reports, and none of the Company Reports as of such respective dates and, if amended, as of the date of the last such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC or its staff with respect to the Company Reports.

(b)                                 The consolidated financial statements of the Company included or incorporated by reference in the Company Reports comply as to form, as of their respective dates and, if amended, as of the date of the last such amendment, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, the absence of notes and other adjustments described therein).

(c)                                  Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except Liabilities (i) reflected or reserved against on the unaudited balance sheet of the Company and its Subsidiaries as of May 31, 2015 (the “Balance Sheet Date”) (including the notes thereto), (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, which, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole, or to the Hudson’s Business, (iii) permitted by Section 4.1 of this Agreement or (iv) which have been discharged or paid in full in the ordinary course of business consistent with past practice, as of the date of this Agreement.

Section 2.6.                                 Absence of Certain Changes or Events.  Except as set forth in Section 2.6 of the Company Disclosure Schedule, since November 30, 2014, (a) there have not been any changes, events, effects, developments, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect and (b) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice.

Section 2.7.                                 Legal Proceedings.  As of the date of this Agreement, except as set forth in Section 2.7 of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or, to the Knowledge of the Company, governmental or regulatory audit or investigation of, the Company, any of its Subsidiaries, any of its or their respective properties or assets, or any officer, director or employee of the Company or any of its Subsidiaries in such capacity, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.  There is no Order imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or any of its or their respective properties or assets, by or before any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 2.8.                                 Compliance With Laws; Permits.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are (and since January 1, 2014 have been) in compliance with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and Orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or their employees. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries hold (and since January 1, 2014 have held) all licenses, franchises, permits, certificates, registrations, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses (collectively, “Permits”).  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are (and since January 1, 2014 have been) in compliance with the terms of all such Permits.

Section 2.9.                                 Tax Matters.

(a)                                 Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and has paid all material Taxes shown thereon as owing, and all such Tax Returns were correct and complete in all material respects.

(b)                                 No material deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied, settled or withdrawn and other than Permitted Exceptions.  There are no Liens for material Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Exceptions.  Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.  All material amounts of Tax required to be withheld or collected by the Company or any of its Subsidiaries have been timely withheld or collected and timely paid over to the appropriate Governmental Authority.  Except as set forth in Section 2.9(b) of the Company Disclosure Schedule, there are no pending audits, examinations, investigations or other proceedings by any taxing authority in respect of a material amount of Taxes.

(c)                                  Neither the Company nor any of its Subsidiaries:  (i) is or has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common buyer of which was the Company) or any derivation thereof; (ii) has any material liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar or analogous provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise; (iii) is a party to or is bound by any agreement or arrangement relating to the indemnification, allocation or sharing of Taxes (other than any such agreement exclusively between or among the Company and wholly owned subsidiaries of the Company and other than leases and similar ordinary course financing agreements the primary purpose of which does not relate to Taxes); or (iv) is or has been party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2), or any “reportable transaction,” as defined in Section 6707(A)(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b)(1).

(d)                                 Neither the Company nor any of its Subsidiaries has been, in the past two (2) years, a party to a transaction intended to qualify as a distribution governed by Section 355 of the Code.

Section 2.10.                          Employee Benefits.

(a)                                 Section 2.10(a) of the Company Disclosure Schedule sets forth each material plan, program, arrangement or agreement that is a pension, profit-sharing, savings, retirement, employment, consulting, severance pay, termination, compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company is the owner, the beneficiary, or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program or arrangement, including, without limitation, any (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA; or (ii) other employee benefit plans, agreements, programs, policies, arrangements or payroll practices, whether or not subject to ERISA, under which any current or former employee, director, officer, or consultant (or their respective beneficiaries) of the Company, any Subsidiary or any trade or business which is treated as single employer with any of them under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) has any present or future right to benefits (each such plan, program, arrangement or agreement set forth in such Section being individually, a “Company Benefits Plan” and collectively the “Company Benefits Plans”).

(b)                                 (i) Each Company Benefits Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws; (ii) each Company Benefits Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS (covering all required Law up through the date of this Agreement) (or is permitted to rely on a favorable opinion or advisory letter) to the effect that the Company Benefits Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and to the Knowledge of the Company there are no facts or circumstances that could reasonably be expected to cause the loss of qualification under Section 401(a) or Section 501(a) of the Code; (iii) other than routine claims for benefits, no legal actions have been filed for any material amount against any Company Benefits Plan or the applicable Company with respect to any Company Benefits Plan; and (iv) to the Knowledge of the Company, no event has occurred and no condition exists that would subject the Company to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Law with respect to an ERISA Affiliate.

(c)                                  Except as set forth on Section 2.10(c) of the Company Disclosure Schedule, the Company has no obligation to provide or make available post-employment benefits under any Company Benefits Plan, including, without limitation, any Company Benefits Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA) (“Welfare Plan”), for any current or former officer, director, employee, or consultant (or their respective beneficiaries) of the Company or a Subsidiary, except as may be required under COBRA or as may otherwise be set forth in an individual employment, severance, change in control or similar agreement.

(d)                                 Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has in the preceding six (6) years maintained or contributed to any Company Benefits Plan that is, or has been, (i) subject to Title IV of ERISA or Sections 412 or 430 of the Code; or (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(e)                                  Except as set forth in Section 2.10(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder (i) will (either alone or in combination with another event) (A) result in any material payment becoming due, or increase in any material respect the amount of any compensation due, to any current or former employee of the Company; (B) materially increase any benefits otherwise payable under any Company Benefits Plan; (C) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (D) result in any payments that would not be deductible under Code Section 280G; or (ii) could reasonably be expected to result in an obligation to accelerate the funding of, or contribution to any, Company Benefits Plan pursuant to applicable Law, regulation, contractual arrangement or otherwise.  No current or former officer, director, employee, or consultant (or their respective beneficiaries) has or will obtain a right to receive a gross-up payment from the Company with respect to excise or penalty Taxes that may be imposed upon such individual pursuant to Section 409A of the Code or Section 4999 of the Code.

(f)                                   Other than as set forth in this Section 2.10, the Company does not make any representations or warranties, either express or implied, with respect to any matters relating to employee benefits or matters pertaining to any Law relating thereto.

Section 2.11.                          Contracts.

(a)                                 Except for this Agreement, the Company Leases and the Contracts set forth in Section 2.11 of the Company Disclosure Schedule and Contracts filed as exhibits to the Company SEC Documents (collectively, “Material Contracts”), as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or expressly bound by (and none of their respective properties or assets is bound by) any Contract:

(i)                                     that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K;

(ii)                                  (A) containing restrictions on the right of the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company to engage in activities competitive with any Person or to solicit suppliers anywhere in the world or (B) granting a right of exclusivity to any Person which prevents the Company or a Subsidiary from entering any territory, market or field or freely engaging in business anywhere in the world (including, but not limited to Contracts containing “most favored nations” provisions), other than leases containing customary radius restrictions that would not apply to the Company or its Subsidiaries following the consummation of the Merger;

(iii)                               relating to the formation, creation, ownership, operation, management or control of any partnership, joint venture, or similar arrangement, including, but not limited to, arrangements that include the sharing of revenue, profits, losses, costs or liabilities, that is material to the business of the Company and its Subsidiaries, taken as a whole, or to the Hudson’s Business or the Joe’s Business;

(iv)                              relating to (A) indebtedness for borrowed money, whether direct or indirect, or (B) other Indebtedness in excess of $250,000, in each case other than any Indebtedness between or among any of the Company and any of its Subsidiaries;

(v)                                 involving the acquisition from another Person or disposition to another Person, directly or indirectly (by merger, license or otherwise), other than any acquisition or disposition of inventory, raw materials, supplies, fixtures and IT equipment in the ordinary course of business consistent with past practices, of assets or capital stock or equity interests of another Person, including Contracts for any such acquisition or disposition which has already been consummated that contains representations, warranties covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), in each case, that are still in effect and, individually, could reasonably be expected to result in payments by or to the Company or any of its Subsidiaries in excess of $250,000;

(vi)                              prohibiting the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibiting the pledging of the capital stock of the Company or any wholly owned Subsidiary of the Company or prohibiting the issuance of any guaranty by the Company or any Subsidiary of the Company;

(vii)                           that is a collective bargaining agreement or other agreement with a labor union, works council or similar organization; or

(viii)                        that is a license agreement, non-assertion agreement, co-existence agreement or option agreement material to the business of the Company and its Subsidiaries, taken as a whole, or to the Hudson’s Business, pursuant to which the Company or any of its Subsidiaries licenses in Intellectual Property Rights or licenses out or otherwise receives or grants the right to use, register or acquire, Intellectual Property Rights owned by the Company or its Subsidiaries (other than license agreements for commercially available software on standard terms and distribution and sales agreements entered into in the ordinary course of business consistent with past practices).

(b)                                 Each Material Contract is valid and binding on the Company and any Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.  Neither the Company nor any of its Subsidiaries (i) is in violation or default under any Material Contract or (ii) has received written notice of any asserted violation or default, or of any event or condition which, after notice or lapse of time or both, will constitute, such a violation or default, by the Company or any Subsidiary party thereto under any Material Contract except, in either case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.12.                          Intellectual Property.

(a)                                 Section 2.12 of the Company Disclosure Schedule sets forth a current and complete list (in all material respects) of Intellectual Property Rights owned by the Company or any of its Subsidiaries that has been registered or is the subject of a pending application with governmental authorities responsible for such registrations (the “Registered Intellectual Property Rights”).  Except as set forth in Section 2.12 of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:  (i) the Company and its Subsidiaries are the sole and exclusive owners of all of the Registered Intellectual Property Rights; (ii) the Registered Intellectual Property Rights are not subject to any

Lien other than Permitted Exceptions; (iii) the Company or a Subsidiary of the Company owns, or is licensed or otherwise has the right to use, all material Intellectual Property Rights that, in each case, is used in the conduct of the business of the Company and its Subsidiaries as presently conducted, either itself or through a licensee; and (iv) there are no final judgments or decisions by any court or administrative tribunal that prevent the Company or its Subsidiaries or licensees from using or registering the Intellectual Property Rights in any location where the Company is currently doing business, either as to manufacturing or sales.

(b)                                 Except as set forth in Section 2.12 of the Company Disclosure Schedule:  (i) the conduct of the business of the Company and its Subsidiaries and licensees as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person and (ii) no claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries or licensees is infringing the rights of any Person with regard to any Intellectual Property Right, except in the case of (i) and (ii) for such infringements, misappropriations, violations and claims which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)                                  To the Knowledge of the Company, as of the date hereof (i) no Person is infringing, misappropriating, or otherwise violating any Intellectual Property Right owned, used, or held for use by the Company or its Subsidiaries in the conduct of the business of the Company and its Subsidiaries as presently conducted and (ii) no such claims have been asserted or threatened against any Person by the Company in the past two (2) years, except in the case of (i) and (ii) for such infringements, misappropriations, violations and claims which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d)                                 To the Knowledge of the Company, the Company and its Subsidiaries have at all times complied with all applicable Laws, as well as their own rules, policies and procedures, relating to privacy, data protection, and the collection, retention, protection, and use of personal information collected, used, or held for use by the Company and its Subsidiaries.  No claims have been asserted or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights, except for such violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(e)                                  Except as set forth in Section 2.12(e) of the Company Disclosure Schedule, to the Knowledge of the Company as of the date hereof, there is no jurisdiction among the Key Jurisdictions in which the trademark HUDSON is not available for use and registration by the Company in connection with the products currently being sold in International Classes 14, 18, 25 or 35 by the Hudson’s Business.

Section 2.13.                          Brokers and Other Advisors.  Except for the Company Financial Advisor, the fees and expenses of which will be paid by the Company and have been disclosed to RG, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 2.14.                          Related Party Transactions.  No “related person” as defined in Item 404 of Regulation S-K, is a party to any Contract with or binding upon the Company or any of its Subsidiaries that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Documents.

Section 2.15.                          Insurance.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries own or hold policies of insurance in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries and in amounts sufficient to comply with all Material Contracts to which the Company or its Subsidiaries are parties or are otherwise bound, and (ii) except as set forth in Section 2.15 of the Company Disclosure Schedule, all such insurance policies are in full force and effect and will remain so after the Effective Time, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.

Section 2.16.                          Property.  The Company does not own or have any option to purchase real property.  The Company does not use or occupy, or a have a right to use or occupy, any real property except pursuant to a Company Lease.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company or one of its Subsidiaries has a good and valid leasehold interest in each Company Lease, free and clear of all Liens (other than Permitted Exceptions), (b) each Company Lease is in full force and effect and there is no violation, breach or default, or any event or condition which, after notice or lapse of time or both, will constitute such a violation, breach or default, by the tenant under any Company Lease or, to the Knowledge of the Company, by any other party thereto, (c) there are no pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings or other Governmental Authority proceedings affecting any demised premises under a Company Lease and (d) each Company Lease has created a legal, binding and enforceable obligation of (i) the Company or its applicable Subsidiary, and (ii) any other party or parties thereto.

Section 2.17.                          Environmental Matters.  Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is and has been in compliance with all Environmental Laws, which compliance includes obtaining, maintaining or complying with all Permits required under Environmental Laws for the operation of their respective businesses, (b) as of the date hereof there is no investigation, suit, claim, action or proceeding relating to or arising under any Environmental Law that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries, (c) as of the date hereof neither the Company nor any of its Subsidiaries has received any written notice of or entered into any legally-binding Contract, Order or settlement involving uncompleted, outstanding or unresolved requirements on the part of the Company or its Subsidiaries relating to or arising under Environmental Laws and (d) to the Knowledge of the Company, there are and have been no Hazardous Materials present on any real property owned or leased by the Company or any of its Subsidiaries in a manner and concentration that would reasonably be expected to result in any claim against the Company or its Subsidiaries under any Environmental Law.

Section 2.18.                          Rights Agreement; Anti-Takeover Provisions.

(a)                                 The Company is not party to a stockholder rights agreement, “poison pill” or similar agreement or plan.

(b)                                 The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price,” “control share” or other similar Law enacted under any Law applicable to the Company, including Section 203 of the DGCL, does not, and will not, apply to this Agreement, the Merger or the other Transactions.

Section 2.19.                          Labor Matters; Employees.

(a)                                 The Company and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and, to the Knowledge of the Company, there are no labor organizing activities presently underway or threatened involving any employees of the Company or its Subsidiaries.

(b)                                 Since January 1, 2013, there have been no actual or, to the Knowledge of the Company, threatened material arbitrations, material grievances, material labor disputes, strikes, lockouts, slowdowns or work stoppages or other material concerted action by employees of the Company or any of its Subsidiaries or against or affecting the Company or any of its Subsidiaries.  There are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing with respect to the employees of the Company or its Subsidiaries.

(c)                                  To the Knowledge of the Company and its Subsidiaries, the manufacturers, contractors and subcontractors engaged in the manufacturing of products for the Company and its Subsidiaries (“Company Manufacturers”) are in compliance in all material respects with all applicable Laws respecting employment and employment practices. To the Knowledge of the Company and its Subsidiaries, no complaint, claim, lawsuit or charge has been made against any Company Manufacturers that would reasonably be expected to result in material liability to the Company or its Subsidiaries.

Section 2.20.                          Asset Purchase Agreements. The Company has provided RG with true and correct copies of the Asset Purchase Agreements, including all agreements executed and delivered pursuant thereto.

Section 2.21.                          Non-Reliance on RG Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of RG by the Company, the Company has received and may continue to receive from RG certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding RG and its business and operations.  The Company hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Company is familiar, that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that the Company will have no claim against RG or any of its Subsidiaries, or any of their respective equityholders, directors, managers, officers, employees, Affiliates, advisors, agents or Representatives, with respect thereto.

Section 2.22.                          No Other Representations and Warranties.  EXCEPT AS CONTAINED IN THIS ARTICLE II, NEITHER THE COMPANY NOR MERGER SUB MAKES ANY REPRESENTATIONS OR WARRANTIES TO RG AND THE COMPANY AND MERGER SUB DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO RG AND ITS AFFILIATES AND REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, ADVICE, REPRESENTATION OR WARRANTY WHICH MAY HAVE BEEN PROVIDED TO RG AND ITS AFFILIATES OR REPRESENTATIVES BY THE COMPANY FINANCIAL ADVISOR, ANY DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY OR ITS SUBSIDIARIES).  ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY THE COMPANY OR ITS SUBSIDIARIES, OR ANY OF THEIR REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF THE DOCUMENTS PROVIDED IN RESPONSE TO RG’S WRITTEN DILIGENCE REQUEST(S) AND ANY MANAGEMENT PRESENTATIONS PROVIDED), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF RG

Except as set forth in the disclosure schedule delivered by RG to the Company and Merger Sub simultaneously with the execution of this Agreement (the “RG Disclosure Schedule”), RG represents and warrants to the Company and Merger Sub as follows:

Section 3.1.                                 Organization.  RG is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware.  RG has all requisite limited liability company power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  RG is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a RG Material Adverse Effect.

Section 3.2.                                 Authority; Noncontravention.

(a)                                 RG has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by RG of this Agreement, and the consummation by RG of the transactions contemplated hereby, have been duly authorized and approved by its Board of Managers and duly adopted by the requisite RG Members, and no other limited liability company action on the part of RG is necessary to authorize the execution, delivery and performance by RG of this Agreement and the consummation by it of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by RG and, assuming due authorization, execution and delivery hereof by the Company and Merger Sub, constitutes a legal, valid and binding obligation of RG, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)                                 Except as set forth on Section 3.2(b) of the RG Disclosure Schedule, none of the execution and delivery of this Agreement by RG, the consummation by RG of the transactions contemplated hereby or compliance by RG with any of the terms or provisions hereof will (i) conflict with or violate any provision of the certificate of formation or limited liability company agreement of RG or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 are obtained and the filings referred to in Section 3.4 are made, (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to RG or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of RG or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Permit, to which RG or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a RG Material Adverse Effect.

Section 3.3.                                 Capitalization.

(a)                                 The authorized equity of RG consists of Preferred Units, Voting Common Units and Non-Voting Common Units (collectively, the “RG Units”).  At the close of business on the date of this Agreement, 5,100,000 Preferred Units, 4,900,000 Voting Common Units and 1,363,636 Non-Voting Common Units were issued and outstanding.  All of the RG Units have been duly authorized and validly issued. None of the Subsidiaries of RG beneficially owns any RG Units or any other equity securities of RG.

(b)                                 Except as set forth on Section 3.3(b) of the RG Disclosure Schedule, since January 1, 2014, RG has not issued any voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any voting securities or equity interests.

(c)                                  Except as set forth in Section 3.3(a), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any voting securities or equity interests of (or any securities convertible into, exercisable or exchangeable for equity interests of) RG issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of, or obligating RG or any of its Subsidiaries to transfer or sell, any shares of capital stock, voting securities or equity interests of (or any securities convertible into, exercisable or exchangeable for equity interests of) RG, including any representing the right to purchase or otherwise receive any RG Units.  Except as provided by an RG Benefits Plan, none of RG or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any voting securities or equity interests of any Subsidiary of RG. There are no outstanding obligations of RG or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of RG or any of its Subsidiaries. Except for RG’s limited liability company agreement, none of RG or any Subsidiary of RG is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to capital stock, voting securities or equity interests of RG or any of its Subsidiaries or any other agreement relating to the disposition, voting or dividends with respect to any such stock, securities or interests.

Section 3.4.                                 Governmental Approvals.  Except for (a) compliance with applicable requirements of the Securities Act, state securities laws or “blue sky” laws of the various States of the United States, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DLLCA and (c) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by RG and the consummation by RG of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a RG Material Adverse Effect.

Section 3.5.                                 Legal Proceedings.  As of the date of this Agreement, except as set forth in Section 3.5 of the RG Disclosure Schedule, there is no pending or, to the Knowledge of RG, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or, to the Knowledge of RG, governmental or regulatory audit or investigation of, RG, any of its Subsidiaries, any of its or their respective properties or assets, or any officer, director or employee of RG or any of its Subsidiaries in such capacity, that, individually or in the aggregate, would reasonably be expected to have a RG Material Adverse Effect.  There is no Order imposed

(or, to the Knowledge of RG, threatened to be imposed) upon RG, any of its Subsidiaries or any of its or their respective properties or assets, by or before any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a RG Material Adverse Effect.

Section 3.6.                                 Financial Statements; Undisclosed Liabilities.

(a)                                 RG has delivered to the Company: (a) true and complete copies of RG’s unaudited consolidated balance sheet, dated May 31, 2015 (the “Most Recent Balance Sheet Date”) and the related unaudited consolidated statement of income and cash flows for the four month period then ended (together, the “Most Recent Financial Statements”), and (b) true and complete copies of RG’s audited consolidated balance sheets dated December 31, 2014 and December 31, 2013, including the notes thereto, and the related statements of income and cash flows for each of the fiscal years then ended (collectively, the “Year-End Financial Statements” and together with the Most Recent Financial Statements, the “Financial Statements”).  The Most Recent Financial Statements present fairly, in all material respects, the consolidated financial position of RG as at and for the period then ended, and have been prepared in accordance with GAAP; provided, however, that such Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.  The Year-End Financial Statements present fairly, in all material respects, the consolidated financial position of RG as at and for the respective periods then ended, and have been prepared in accordance with GAAP.

(b)                                 Except as set forth in Section 3.6(b) of the RG Disclosure Schedule, neither RG nor any of its Subsidiaries has any Liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except Liabilities (i) reflected on or reserved against on the Most Recent Financial Statements, (ii) incurred after the Most Recent Balance Sheet Date in the ordinary course of business consistent with past practices, which, individually or in the aggregate, would not be material to RG and its Subsidiaries, taken as a whole, (iii) which have been discharged or paid in full in the ordinary course of business consistent with past practices as of the date of this Agreement or (iv) obligations incurred in connection with this Agreement and the Transactions.

Section 3.7.                                 Absence of Certain Changes or Events.  Except as set forth in Section 3.7 of the RG Disclosure Schedule, since December 31, 2014, (a) there have not been any changes, events, effects, developments, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a RG Material Adverse Effect and (b) RG and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practices.

Section 3.8.                                 Compliance With Laws; Permits.  Except as would not reasonably be expected to have, individually or in the aggregate, a RG Material Adverse Effect, RG and its Subsidiaries are (and since January 1, 2014 have been) in compliance with all Laws applicable to RG or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or their employees and service providers. Except as would not reasonably be expected to have, individually or in the aggregate, a RG Material Adverse Effect, RG and each of its Subsidiaries hold (and since January 1, 2014 have held) all Permits.  Except as would not reasonably be expected to have, individually or in the aggregate, a RG Material Adverse Effect, RG and its Subsidiaries are (and since January 1, 2014 have been) in compliance with the terms of all such Permits.

Section 3.9.                                 Tax Matters.

(a)                                 Each of RG and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and has timely paid all material Taxes shown thereon as owing, and all such Tax Returns were correct and complete in all material respects.

(b)                                 No material deficiency with respect to Taxes has been proposed, asserted or assessed in writing against RG or any of its Subsidiaries, except for deficiencies that have been satisfied, settled or withdrawn and other than Permitted Exceptions.  Neither RG nor any of its Subsidiaries has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. There are no Liens for material Taxes on any of the assets of RG or any of its Subsidiaries, other than Permitted Exceptions.  All material amounts of Tax required to be withheld or collected by RG or any of its Subsidiaries have been timely withheld or collected and timely paid over to the appropriate Governmental Authority.  There are no pending audits, examinations, investigations or other proceedings by any taxing authority in respect of a material amount of Taxes.

(c)                                  Neither RG nor any of its Subsidiaries:  (i) is or has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common buyer of which was RG) or any derivation thereof; (ii) has any material liability for the Taxes of any Person (other than RG and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar or analogous provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise; (iii) is a party to or is bound by any agreement or arrangement relating to the indemnification, allocation or sharing of Taxes (other than any such agreement exclusively between or among RG and wholly owned subsidiaries of RG and other than leases and similar ordinary course financing agreements the primary purpose of which does not relate to Taxes); or (iv) is or has been a party to any “listed transaction”, as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2), or any “reportable transaction,” as defined in Section 6 707(A)(c)(1) of the code and Treasury Regulation Section 1.6011-4(b)(1).

(d)                                 Neither RG nor any of its Subsidiaries has been, in the past two (2) years, a party to a transaction intended to qualify as a distribution governed by Sections 355 of the Code.

Section 3.10.                          Employee Benefits Matters.

(a)                                 Section 3.10(a) of the RG Disclosure Schedule sets forth each material plan, program, arrangement or agreement that is a pension, profit-sharing, savings, retirement, employment, consulting, severance pay, termination, compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which RG is the owner, the beneficiary, or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program or arrangement, including, without limitation, any (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA; or (ii) other employee benefit plans, agreements, programs, policies, arrangements or payroll practices, whether or not subject to ERISA, under which any current or former employee, director, officer, or consultant (or their respective beneficiaries) of RG, any Subsidiary or any trade or business which is treated as single employer with any of them under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (an “RG ERISA Affiliate”) has any present or future right to benefits (each such plan, program, arrangement or agreement set forth in such Section being individually, an “RG Benefits Plan” and collectively the “RG Benefits Plans”).

(b)                                 (i) Each RG Benefits Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws; (ii) each RG Benefits Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS (covering all required Law up through the date of this Agreement) (or is permitted to rely on a favorable opinion or advisory letter) to the effect that an RG Benefits Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and to the Knowledge of RG there are no facts or circumstances that could reasonably be expected to cause the loss of qualification under Section 401(a) or Section 501(a) of the Code; (iii) other than routine claims for benefits, no legal actions have been filed for any material amount against any RG Benefits Plan or RG with respect to any RG Benefits Plan; and (iv) to the Knowledge of RG, no event has occurred and no condition exists that would subject RG to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Law with respect to an RG ERISA Affiliate.

(c)                                  Except as set forth in Section 3.10(c) of the RG Disclosure Schedule, RG has no obligation to provide or make available post-employment benefits under any RG Benefits Plan, including, without limitation, an RG Benefits Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA) (“RG Welfare Plan”), for any current or former officer, director, employee, or consultant (or their respective beneficiaries) of RG or a Subsidiary, except as may be required under COBRA or as may otherwise be set forth in an individual employment, severance, change in control or similar agreement.

(d)                                 Neither RG nor any RG ERISA Affiliate currently maintains, contributes to or has in the preceding six (6) years maintained or contributed to any RG Benefits Plan that is, or has been, (i) subject to Title IV of ERISA or Sections 412 or 430 of the Code; or (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(e)                                  Except as set forth in Section 3.10(e) of the RG Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder (i) will (either alone or in combination with another event) (A) result in any material payment becoming due, or increase in any material respect the amount of any compensation due, to any current or former employee of RG; (B) materially increase any benefits otherwise payable under any RG Benefits Plan; (C) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (D) result in any payments that would not be deductible under Code Section 280G; or (ii) could reasonably be expected to result in an obligation to accelerate the funding of, or contribution to any, RG Benefits Plan pursuant to applicable Law, regulation, contractual arrangement or otherwise.  No current or former officer, director, employee, or consultant (or their respective beneficiaries) has or will obtain a right to receive a gross-up payment from a RG with respect to excise or penalty Taxes that may be imposed upon such individual pursuant to Section 409A of the Code or Section 4999 of the Code.

(f)                                   Other than as set forth in this Section 3.10, RG does not make any representations or warranties, either express or implied, with respect to any matters relating to employee benefits or matters pertaining to any Law relating thereto.

Section 3.11.                          Contracts.

(a)                                 Except for the RG Leases and as set forth in Section 3.11 of the RG Disclosure Schedule (“RG Material Contracts”), as of the date of this Agreement, neither RG nor any of its Subsidiaries is a party to or expressly bound by (and none of their respective properties or assets is bound by) any Contract:

(i)                                     (A) containing restrictions on the right of RG or any of its Subsidiaries or any Person that controls, or is under common control with, RG to engage in activities competitive with any Person or to solicit suppliers anywhere in the world or (B) granting a right of exclusivity to any Person which prevents RG or a Subsidiary from entering any territory, market or field or freely engaging in business anywhere in the world (including, but not limited to, Contracts containing “most favored nations” provisions), other than leases containing customary radius restrictions that would not apply to RG or any of its Subsidiaries (other than RG and its Subsidiaries) following the consummation of the Merger;

(ii)                                  relating to the formation, creation, ownership, operation, management or control of any partnership, joint venture, or similar arrangement, including, but not limited to, arrangements that include the sharing of revenue, profits, losses, costs or liabilities, that is material to the business of RG and its Subsidiaries, taken as a whole;

(iii)                               relating to (A) indebtedness for borrowed money, whether direct or indirect, or (B) other Indebtedness in excess of $250,000, in each case other than any Indebtedness between or among RG and any of its Subsidiaries;

(iv)                              involving the acquisition from another Person or disposition to another Person, directly or indirectly (by merger, license or otherwise), other than any acquisition or disposition of inventory, supplies, fixtures and IT equipment in the ordinary course of business consistent with past practices, of assets or capital stock or equity interests of another Person, including Contracts for any such acquisition or disposition which has already been consummated that contains representations, warranties covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), in each case, that are still in effect and, individually, could reasonably be expected to result in payments by or to RG or any of its Subsidiaries in excess of $250,000;

(v)                                 prohibiting the payment of dividends or distributions in respect of the capital stock of RG or any of its wholly owned Subsidiaries, prohibiting the pledging of the capital stock of RG or any wholly owned Subsidiary of RG or prohibiting the issuance of any guaranty by RG or any Subsidiary of RG;

(vi)                              that is a collective bargaining agreement or other agreement with a labor union, works council or similar organization; or

(vii)                           that is a license agreement, non-assertion agreement, co-existence agreement or option agreement material to the business of RG and its Subsidiaries, taken as a whole, pursuant to which RG or any of its Subsidiaries licenses in Intellectual Property Rights or licenses out or otherwise receives or grants the right to use, register or acquire, Intellectual Property Rights owned by RG or its Subsidiaries (other than license agreements for commercially available software on standard terms and distribution and sales agreements entered into in the ordinary course of business consistent with past practices).

(b)                                 Each RG Material Contract is valid and binding on RG and any Subsidiary party thereto and, to the Knowledge of RG, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.  Neither RG nor any of its Subsidiaries (i) is in violation or default under any RG Material Contract or (ii) has received written notice of any asserted violation or default, or of any event or condition which, after notice or lapse of time or both, will constitute, such a violation or default, by RG and any Subsidiary party thereto under any RG Material Contract except, in either case of clause (i) or (ii) as would not reasonably be expected to have, individually or in the aggregate, a RG Material Adverse Effect.

Section 3.12.                          Intellectual Property.

(a)                                 Section 3.12 of the RG Disclosure Schedule sets forth a current and complete list (in all material respects) of RG Intellectual Property Rights owned by RG or any of its Subsidiaries that has been registered or the subject of a pending application with Governmental Authorities responsible for such registrations (the “RG Registered Intellectual Property Rights”).  Except as set forth in Section 3.12 of the RG Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a RG Material Adverse Effect:  (i) RG and its Subsidiaries are the sole and exclusive owners of all of the RG Registered Intellectual Property Rights; (ii) the RG Registered Intellectual Property Rights are not subject to any Lien other than Permitted Exceptions; (iii) RG or a Subsidiary of RG owns, or is licensed or otherwise has the right to use, all material RG Intellectual Property Rights that, in each case, is used in the conduct of the business of RG and its Subsidiaries as presently conducted, either itself or through a licensee; and (iv) there are no final judgments or decisions by any court or administrative tribunal that prevent RG or its Subsidiaries or licensees from using or registering the RG Intellectual Property Rights in any location where RG is currently doing business, either as to manufacturing or sales.

(b)                                 Except as set forth in Section 3.12 of the RG Disclosure Schedule:  (i) the conduct of the business of RG and its Subsidiaries and licensees as currently conducted does not infringe, misappropriate or otherwise violate any RG Intellectual Property Rights of any Person and (ii) no claims are pending or, to the Knowledge of RG, threatened that RG or any of its Subsidiaries or licensees is infringing the rights of any Person with regard to any RG Intellectual Property Right, except in the case of (i) and (ii) for such infringements, misappropriations, violations and claims which, individually or in the aggregate, would not reasonably be expected to have a RG Material Adverse Effect.

(c)                                  To the Knowledge of RG, as of the date hereof (i) no Person is infringing, misappropriating, or otherwise violating any RG Intellectual Property Right owned, used, or held for use by RG or its Subsidiaries in the conduct of the business of RG and its Subsidiaries as presently conducted and (ii) no such claims have been asserted or threatened against any Person by RG in the past two (2) years, except in the case of (i) and (ii) for such infringements, misappropriations, violations and claims which, individually or in the aggregate, would not reasonably be expected to have a RG Material Adverse Effect.

(d)                                 To the Knowledge of RG, RG and its Subsidiaries have at all times complied with all applicable Laws, as well as their own rules, policies and procedures, relating to privacy, data protection, and the collection, retention, protection, and use of personal information collected, used, or held for use by RG and its Subsidiaries.  No claims have been asserted or, to the Knowledge of RG, threatened against RG or its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights, except for such violations which, individually or in the aggregate, would not reasonably be expected to have a RG Material Adverse Effect.

(e)                                  Except as set forth in Section 3.12(e) of the RG Disclosure Schedule, to the Knowledge of RG as of the date hereof, there is no jurisdiction among the Key Jurisdictions in which the trademark ROBERT GRAHAM is not available for use and registration by RG or its Subsidiaries in connection with the products currently being sold in International Classes 14, 18, 25 or 35 by RG or its Subsidiaries.

Section 3.13.                          Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of RG or any of its Subsidiaries except for Persons, if any, whose fees and expenses will be paid by RG or one of its Affiliates.

Section 3.14.                          Financing.  RG has provided to the Company a true, complete and correct copy of each executed commitment letter (the “Debt Commitment Letters”) from the Debt Financing Parties pursuant to which they have committed, subject to the terms and conditions therein, to provide RG with debt financing in the amount set forth therein (being collectively referred to as the “Financing”), including all exhibits, schedules, annexes and amendments to such letter in effect as of the date hereof.  As of the date of this Agreement, the Debt Commitment Letters, including the financing commitments contained therein, (i) have not been amended, restated, withdrawn, rescinded or otherwise modified or waived, and, no such amendment, restatement, withdrawal, rescission or other modification or waiver of the Debt Commitment Letters is contemplated by RG or, to the Knowledge of RG, any other party thereto, and (ii) are in full force and effect, and constitute the legal, valid and binding obligations of RG and, to the Knowledge of RG, the other parties thereto, subject to the Bankruptcy and Equity Exception.  There are no conditions precedent related to the funding of the Financing or contingencies that would permit the Debt Financing Parties to reduce the total amount of the Financing, other than as set forth in or contemplated by the Debt Commitment Letters or the fee letter, if applicable, associated with the Debt Commitment Letters.  RG has fully paid any and all commitment fees or other fees or deposits required by the Debt Commitment Letters to be paid on or before the date hereof.  As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of RG and, to the Knowledge of RG, any other parties thereto, under the Debt Commitment Letters.  As of the date of this Agreement, assuming the accuracy of the Company’s representations and warranties set forth in this Agreement and performance by the Company of its obligations under this Agreement, RG has no reason to believe that any of the conditions to the Financing contemplated by the Debt Commitment Letters will not be satisfied or that the Financing will not be available to RG on the Closing Date.  As of the date of this Agreement, there are no side letters or other agreements, Contracts or written arrangements to which RG or any of its Affiliates is a party related to the Financing other than as expressly set forth in the Debt Commitment Letters and any customary fee letter, engagement letter and non-disclosure agreements that do not impact the conditionality or amount of the Financing.  Assuming the Financing is funded in accordance with the Debt Commitment Letters, the net proceeds contemplated by the Debt Commitment Letters will, together with RG cash, Company cash and the proceeds from the consummation of the Stock Purchase Agreement and the Asset Purchase Agreement, in the aggregate be sufficient for Merger Sub and the Surviving Company to pay the aggregate Merger Consideration (and any repayment or refinancing of debt contemplated by this Agreement or the Debt Commitment Letters) and any other amounts required to be paid by Merger Sub and the Surviving Company in connection with the consummation of the Transactions.  RG acknowledges and agrees that obtaining the Financing is not a condition to closing the Transactions.

Section 3.15.                          Ownership of Company Common Stock.  Neither RG nor any of its Subsidiaries is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL or was required to file a Schedule 13D or Schedule 13G with respect to its ownership of securities of the Company pursuant to the Exchange Act (other than as contemplated by this Agreement).

Section 3.16.                          Related Party Transactions.  Section 3.16 of the RG Disclosure Schedule sets forth a list of all Contracts (other than employment Contracts and equity award arrangements) between RG and any of its Affiliates, officers, directors or employees or any of such officers’, directors’ or employees’ Affiliates.  Except as set forth in Section 3.16 of the RG Disclosure Schedule, RG and its Subsidiaries are not indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance.

Section 3.17.                          Insurance.  Except as would not reasonably be expected to have, individually or in the aggregate, a RG Material Adverse Effect, (i) RG and its Subsidiaries own or hold policies of insurance in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as RG and its Subsidiaries and in amounts sufficient to comply with all Material Contracts to which RG or its Subsidiaries are parties or are otherwise bound, and (ii) all such insurance policies are in full force and effect and will remain so after the Effective Time, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.

Section 3.18.                          Property.  RG does not own or have any option to purchase real property.  RG does not use or occupy, or a have a right to use or occupy, any real property except pursuant to a RG Lease.  Except as would not reasonably be expected to have, individually or in the aggregate, a RG Material Adverse Effect, (a) RG or one of its Subsidiaries has a good and valid leasehold interest in each RG Lease, free and clear of all Liens (other than Permitted Exceptions), (b) each RG Lease is in full force and effect and there is no violation, breach or default, or any event or condition which, after notice or lapse of time or both, will constitute such a violation, breach or default, by the tenant under any RG Lease or, to the Knowledge of RG, by any other party thereto, (c) there are no pending or, to the Knowledge of RG, threatened, condemnation or eminent domain proceedings, or other Governmental Authority proceedings affecting any demised premises under a RG Lease and (d) each RG Lease has created a legal, binding and enforceable obligation of (i) RG or its applicable Subsidiary, and (ii) any other party or parties thereto.

Section 3.19.                          Environmental Matters.  Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a RG Material Adverse Effect, (a) each of RG and its Subsidiaries is and has been in compliance with all Environmental Laws, which compliance includes obtaining, maintaining or complying with all Permits required under Environmental Laws for the operation of their respective businesses, (b) as of the date hereof there is no investigation, suit, claim, action or proceeding relating to or arising under any Environmental Law that is pending or, to the Knowledge of RG, threatened against RG or any of its Subsidiaries or any real property owned, operated or leased by RG or any of its Subsidiaries, (c) as of the date hereof neither RG nor any of its Subsidiaries has received any written notice of or entered into any legally-binding Contract, Order or settlement involving uncompleted, outstanding or unresolved requirements on the part of RG or its Subsidiaries relating to or arising under Environmental Laws and (d) to the Knowledge of RG, there are and have been no Hazardous Materials present on any real property owned or leased by RG or any of its Subsidiaries in a manner and concentration that would reasonably be expected to result in any claim against RG or its Subsidiaries under any Environmental Law.

Section 3.20.                          Labor Matters; Employees.

(a)                                 Except as set forth in Section 3.21(a) of the RG Disclosure Schedule, RG and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and, to the Knowledge of RG, there are no labor union organizing activities presently underway or threatened involving any employees of RG or its Subsidiaries.

(b)                                 Since January 1, 2013, there have been no actual or, to the Knowledge of RG, threatened material arbitrations, material grievances, material labor disputes, strikes, lockouts, slowdowns or work stoppages or other material concerted action by employees of RG or any of its Subsidiaries or against or affecting RG or any of its Subsidiaries.  There are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing with respect to the employees of RG or its Subsidiaries.

(c)                                  To the Knowledge of RG, the manufacturers, contractors and subcontractors engaged in the manufacturing of products for RG and its Subsidiaries (“RG Manufacturers”) are in compliance in all material respects with all applicable Laws respecting employment and employment practices.  To the Knowledge of RG, no complaint, claim, lawsuit or charge has been made against any RG Manufacturers that would reasonably be expected to result in material liability to RG or its Subsidiaries.

Section 3.21.                          Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by RG, RG has received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. RG hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which RG is familiar, that RG is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that RG will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or Representatives, with respect thereto.

Section 3.22.                          No Other Representations and Warranties.  EXCEPT AS CONTAINED IN THIS ARTICLE III, RG DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO THE COMPANY OR MERGER SUB AND RG DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO THE COMPANY AND ITS AFFILIATES AND REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, ADVICE, REPRESENTATION OR WARRANTY WHICH MAY HAVE BEEN PROVIDED TO THE COMPANY AND ITS AFFILIATES OR REPRESENTATIVES BY ANY DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF RG OR ITS AFFILIATES).  ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY RG, OR ANY OF ITS REPRESENTATIVES OUTSIDE OF THIS AGREEMENT, WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

ARTICLE IV
ADDITIONAL COVENANTS AND AGREEMENTS

Section 4.1.                                 Conduct of Business.

(a)                                 Except as expressly permitted by this Agreement or the Asset Purchase Agreements, as set forth in Section 4.1(a) of the Company Disclosure Schedule, as required by applicable Law or as consented to by RG in writing (such consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until earlier of the Effective Time and the valid termination of this Agreement in accordance with Section 6.1, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in all material respects in the ordinary course consistent with past practice, and (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present executive officers and key employees consistent with past practice.  Without limiting the generality of the foregoing, except as expressly permitted by this Agreement, as set forth in Section 4.1 of the Company Disclosure Schedule, as required by applicable Law or as consented to by RG in writing (such consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until the earlier of the Effective Time and a valid termination of this Agreement in accordance with Section 6.1, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)                                     (A) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests; other than issuances by any direct or indirect wholly owned Subsidiary to the Company or another direct or indirect wholly owned Subsidiary of the Company; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests; other than the acquisition or withholding by the Company of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Incentive Plan; (C) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests or otherwise make any payments to the holders of the foregoing in their capacity as such; (D) split, combine, subdivide or reclassify any shares of its capital stock; or (E) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, any provision of the Company Incentive Plans or any agreement evidencing any right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;

(ii)                                  incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than borrowings (A) listed on Section 4.1(b)(i) of the Company Disclosure Schedule, (B) from RG or a Subsidiary of RG or (C) from the Company by a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practices;

(iii)                               sell, transfer, lease, sublease, license, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), other than Permitted Exceptions, any of its properties (including real properties) or assets (including securities of Subsidiaries) to any Person, except (A) in the ordinary course of business consistent with past practices pursuant to Contracts in force at the date of this Agreement that have been made available to RG prior to the date hereof, (B) for sales of inventory to customers in the ordinary course of business consistent with past practices (which, for the avoidance of doubt, does not include bulk sales or liquidations of inventory) and (C) with respect to Company Intellectual Property to the extent not prohibited by Section 4.1(b)(xi);

(iv)                              (A) increase in any manner or accelerate the vesting or payment of the compensation of or benefits payable to (or severance pay for) any of its current or former directors, officers or employees, or consultants who are natural persons, (B) enter into, establish, amend or terminate any collective bargaining agreement or Company Benefits Plan (or any plan, program, agreement or arrangement that would be a Company Benefits Plan if in effect as of the date hereof) with, for or in respect of, any current or former stockholder, director, officer, other employee, consultant who is a natural person or Affiliate of the Company or its Subsidiaries, (C) fund any rabbi trust or similar arrangement, (D)  terminate the employment or services of any officer, consultant who is a natural person or employee whose target annual compensation (including annual base salary and target bonus) is greater than $150,000 or (E) hire any officer, consultant who is a natural person or employee who has target annual compensation greater than $75,000, in each case, other than as required pursuant to applicable Law or required by any Company Benefits Plan in force as of the date hereof;

(v)                                 (A) effectuate a plant closing as defined in the WARN Act affecting any site of employment or one or more facilities or operating units within any site of employment of the Company or its Subsidiaries, (B) effectuate a mass layoff as defined in the WARN Act affecting any site of employment of the Company or its Subsidiaries or (C) enter into any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor organization, works council, trade union or other labor association, with respect to the employees of the Company or any of its Subsidiaries.

(vi)                              (A) incur any Taxes outside the ordinary course of business consistent with past practices, except as contemplated by this Agreement and the Asset Purchase Agreements, (B) make any material election concerning Taxes or Tax Returns, (C) change or revoke any election concerning Taxes or Tax Returns, (D) file any material amended Tax Return, (E) enter into any closing agreement with respect to any material Tax, (F) settle or compromise any claim or action relating to material Taxes, (G) surrender any right to claim a material refund of Taxes, (H) make any material change in Tax accounting methods, (I) obtain any material Tax ruling, (J) file any material Tax Return other than one prepared in a manner consistent with past practice, or (K) waive or extend any statute of limitations in respect of material Taxes;

(vii)                           make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP or Regulation S-X promulgated under the Exchange Act;

(viii)                        amend the Company Charter Documents or organizational documents of any Subsidiary;

(ix)                              adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(x)                                 settle or compromise any litigation, proceeding or pending or threatened claim or action other than settlements or compromises (A) that do not obligate the Company or its Subsidiaries to make payment(s) in excess of amounts reserved on the Company’s consolidated balance sheet dated February 28, 2015 by $150,000 in the aggregate, (B) that do not involve any material injunctive or equitable relief or impose material restrictions on the business activities of the Company and its Subsidiaries, taken as a whole, or to the Hudson’s Business, (C) that do not relate to the Transactions and (D) that do not involve the issuance of Company securities or equity or voting interests;

(xi)                              subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any Company Intellectual Property, except for any Permitted Exceptions;

(xii)                           sell, assign, license, transfer, convey, lease, abandon or otherwise dispose of any of the Company Intellectual Property Rights, other than licenses made in the ordinary course of business consistent with past practice that are terminable by the Company on 90 days’ or fewer notice without liability (including, without limitation, penalty or interest);

(xiii)                        (A) fail to make any material filing, pay any fee, or take another action necessary to maintain in full force and effect any trademark or trade name that is material to the conduct of the business of the Company and its Subsidiaries, as a whole, as currently conducted or material to the Hudson Business or the Joe’s Business, each as currently conducted, other than such failures that can be cured before the Closing and without resulting in an adverse impact on the Company; or (B) enter into any license or transfer agreement granting or transferring to a third party an exclusive right to use any such trademark or trade name, other than distribution agreements, sales agent agreements and commission arrangements entered into in the ordinary course of business consistent with past practices;

(xiv)                       (A) modify or amend in any material respect, or renew, terminate or waive any material rights under, any Material Contract or (B) enter into any Contract that would have been a Material Contract if entered into prior to the date hereof and that is not terminable by the Company on 90 days’ or fewer notice without liability (including, without limitation, penalty or interest); or

(xv)                          authorize, commit, resolve, propose or agree (in writing or otherwise) to take any of the foregoing actions.

Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give RG, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ business operations.

(b)                                 Except as expressly permitted by this Agreement, as set forth in Section 4.1(b) of the RG Disclosure Schedule, as required by applicable Law or as consented to by the Company in writing (such consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until earlier of the Effective Time and the valid termination of this Agreement in accordance with Section 6.1, RG shall, and shall cause each of its Subsidiaries to, (x) conduct its business in all material respects in the ordinary course consistent with past practice, and (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present executive officers and key employees consistent with past practice.  Without limiting the generality of the foregoing, except as expressly permitted by this Agreement, as set forth in Section 4.1(b) of the RG Disclosure Schedule, as required by applicable Law or as consented to by the Company in writing (such consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until the earlier of the Effective Time and a valid termination of this Agreement in accordance with Section 6.1, RG shall not, and shall not permit any of its Subsidiaries to:

(i)                                     incur or assume any indebtedness for borrowed money that will not be repaid at Closing and reduce the Aggregate Cash Consideration payable to RG or guarantee any material indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights, in each case, other than in the ordinary course of business consistent with past practices;

(ii)                                  sell, transfer, lease, sublease, license, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), other than Permitted Exceptions, any of its material properties (including real properties) or material assets (including securities of Subsidiaries) to any Person, except (A) in the ordinary course of business consistent with past practices or pursuant to Contracts in force at the date of this Agreement that have been made available to the Company prior to the date hereof and (B) with respect to RG Intellectual Property to the extent not prohibited by Section 4.1(b)(x);

(iii)                               (A) increase in any material manner the compensation of or benefits payable to (or severance pay for) any of its current or former directors, officers or employees, or consultants who are natural persons, (B) enter into, establish, amend or terminate any collective bargaining agreement or RG Benefits Plan (or any plan, program, agreement or arrangement that would be a RG Benefits Plan if in effect as of the date hereof) with, for or in respect of, any current or former stockholder, director, officer, other employee, consultant who is a natural person or Affiliate of RG or its Subsidiaries, (C) fund any rabbi trust or similar arrangement, (D)  terminate the employment or services of any officer, consultant who is a natural person or employee whose target annual compensation (including annual base salary and target bonus) is greater than $200,000 or (E) hire any officer, consultant who is a natural person or employee who has target annual compensation greater than $200,000, in each case, other than as contemplated by this Agreement, in the ordinary course of business consistent with past practice, as required pursuant to applicable Law or as required by any RG Benefits Plan in force as of the date hereof;

(iv)                              (A) incur any Taxes outside the ordinary course of business consistent with past practices, except as contemplated by this Agreement and the Asset Purchase Agreements (B) make any material election concerning Taxes or Tax Returns, (C) change or revoke any election concerning Taxes or Tax Returns, (D) file any material amended Tax Return, (E) enter into any closing agreement with respect to any material Tax, (F) settle or compromise any claim or action relating to material Taxes, (G) surrender any right to claim a material refund of Taxes, (H) make any material change in Tax accounting methods, (I) obtain any material Tax ruling, (J) file any material Tax Return other than one prepared in a manner consistent with past practice, or (K) waive or extend any statute of limitations in respect of material Taxes;

(v)                                 make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP or Regulation S-X promulgated under the Exchange Act;

(vi)                              other than amendments to Exhibit A to the limited liability company agreement of RG, amend RG Charter Documents or organizational documents of any Subsidiary of RG;

(vii)                           other than in connection with distributions by direct and indirect holders of RG equity interests of equity interests in such holder, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(viii)                        settle or compromise any litigation, proceeding or pending or threatened claim or action other than settlements or compromises (A) that do not obligate RG or its Subsidiaries to make payment(s) in excess of amounts reserved on RG’s consolidated balance sheet dated April 30, 2015 by $350,000 in the aggregate, (B) that do not involve any material injunctive or equitable relief or impose material restrictions on the business activities of RG and its Subsidiaries, taken as a whole and (C) that do not relate to the Transactions;

(ix)                              other than in the ordinary course of business consistent with past practices, subject to any Lien or otherwise encumber or, permit, allow or suffer to be encumbered, any RG Intellectual Property Rights, in each case except for any Permitted Exceptions;

(x)                                 sell, assign, license, transfer, convey, lease, abandon or otherwise dispose of any material RG Intellectual Property Rights, other than licenses made in the ordinary course of business consistent with past practice;

(xi)                              (A) fail to make any material filing, pay any fee, or take another action necessary to maintain in full force and effect any trademark or trade name that is material to the conduct of the business of RG and its Subsidiaries, as a whole, as currently conducted, other than such failures that can be cured before the Closing and without resulting in an adverse impact on RG; or (B) enter into any license or transfer agreement granting or transferring to a third party an exclusive right to use any such trademark or trade name, other than licenses or transfer agreements entered into in the ordinary course of business consistent with past practices;

(xii)                           (A) modify or amend in any material respect, or renew, terminate or waive any material rights under, any Material Contract (except for any modifications or amendments that are beneficial to or not materially less favorable to RG), or (B) enter into any Contract that would have been a Material Contract if entered into prior to the date hereof and that is not terminable by RG on 90 days’ or fewer notice without liability (including, without limitation, penalty or interest); or

(xiii)                        authorize, commit, resolve, propose or agree (in writing or otherwise) to take any of the foregoing actions.

Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall (1) give the Company, directly or indirectly, the right to control or direct the operations of RG or any of its Subsidiaries prior to the Effective Time or (2) limit, or be deemed to limit, (X) the liquidation of any direct or indirect holder of RG Units or (Y) the distribution of RG Units by any holder of RG Units, in each case prior to the Effective Time.  Prior to the Effective Time, RG shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ business operations.

Section 4.2.                                 No Solicitation.

(a)                                 No Solicitation by RG.  RG shall, and shall cause its Subsidiaries and Affiliates and each of its and its Subsidiaries’ and Affiliates’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any Person conducted heretofore with respect to a RG Takeover Proposal; provided, however, that nothing in this Section 4.2(a) shall preclude RG or its Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the first clause of this sentence.  Subject to the terms and provisions of this

Section 4.2(a), from the date hereof until the Closing Date, or, if earlier, the termination of this Agreement in accordance with Section 6.1, RG shall not, and shall cause its Subsidiaries and Affiliates and each of its and its Subsidiaries’ and Affiliates’ respective Representatives not to, directly or indirectly, (i) solicit, initiate, facilitate or encourage (including by way of providing or making available information for the purpose of soliciting, initiating, encouraging or facilitating) any inquiries, discussions or negotiations regarding, or the submission or announcement of any proposals or offers that constitute, or would reasonably be expected to lead to, any RG Takeover Proposal, (ii) provide any information concerning RG or any of its Subsidiaries to any Person or group who would reasonably be expected to make any RG Takeover Proposal or otherwise in connection with, or for the purpose of soliciting, initiating, encouraging or facilitating, any RG Takeover Proposal or any inquiries, discussions or negotiations with respect to a RG Takeover Proposal or that would reasonably be expected to lead to a RG Takeover Proposal, (iii) engage in any discussions or negotiations regarding any RG Takeover Proposal or that would reasonably be expected to lead to a RG Takeover Proposal, (iv) by resolution of the RG Board of Managers, any committee thereof, or otherwise (A) approve, support, recommend, enter into or adopt, or (B) propose to approve, support, recommend, enter into or adopt, (X) any RG Takeover Proposal or (Y) any Contract providing for or any letter of intent or similar document, agreement, commitment, understanding or agreement in principle (whether written or oral, binding or nonbinding) with respect to a RG Takeover Proposal or that would reasonably be expected to lead to a RG Takeover Proposal, or (v) otherwise cooperate with or assist or participate in, or facilitate or encourage any such inquiries, proposals, offers, discussions or negotiations.

(b)                                 No Solicitation by the Company.  The Company shall, and shall cause its Subsidiaries and Affiliates and each of its and its Subsidiaries’ and Affiliates’ respective Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any Person conducted heretofore with respect to, or which would reasonably be expected to lead to, a Takeover Proposal; provided, however, that nothing in this Section 4.2(b) shall preclude the Company or its Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the first clause of this sentence.  Subject to the terms and provisions of this Section 4.2(b), from the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Section 6.1, the Company shall not, and shall cause its Subsidiaries and Affiliates and each of its and its Subsidiaries’ and Affiliates’ respective Representatives not to, directly or indirectly, (i) solicit, initiate, facilitate or encourage (including by way of providing or making available information for the purpose of soliciting, initiating, encouraging or facilitating) any inquiries, discussions or negotiations regarding, or the submission or announcement of any proposals or offers that constitute, or would reasonably be expected to lead to, any Takeover Proposal, (ii) provide any information concerning the Company or any of its Subsidiaries to any Person or group who would reasonably be expected to make any Takeover Proposal or otherwise in connection with, or for the purpose of soliciting, initiating, encouraging or facilitating, any Takeover Proposal or any inquiries, discussions or negotiations with respect to a Takeover Proposal or that would reasonably be expected to lead to a Takeover Proposal, (iii) engage in any discussions or negotiations regarding any Takeover Proposal or that would reasonably be expected to lead to a Takeover Proposal, (iv) by resolution of the Company Board, any committee thereof, or otherwise (A) approve, support, recommend, enter into or adopt, or (B) propose to approve, support, recommend, enter into or adopt, (X) any Takeover Proposal (other than a Superior Proposal in accordance with the terms and conditions hereof) or (Y) any Contract providing for or any letter of intent or similar document, agreement, commitment, understanding or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Takeover Proposal or that would reasonably be expected to lead to a Takeover Proposal, or (v) otherwise cooperate with or assist or participate in, or facilitate or encourage any such inquiries, proposals, offers, discussions or negotiations.  Wherever the term “group” is used in this Section 4.2(b), it is used as defined for purposes of Rule 13d-3 under the Exchange Act.

(c)                                  Permitted Response to Unsolicited Takeover Proposals.  Notwithstanding anything to the contrary contained in this Section 4.2(c) or any other provision of this Agreement, if at any time after the date hereof and prior to the Company’s receipt of the Company Stockholder Approval, (i) the Company receives an unsolicited, bona fide, written Takeover Proposal from a third party, and (ii) the Company Board determines in good faith, After Consultation, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company shall be permitted to (A) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal pursuant to an Acceptable Confidentiality Agreement; provided, that all such information has previously been made available to RG or is made available to RG and such third party concurrently and (B) engage in discussions and negotiations with the Person making such Takeover Proposal regarding such Takeover Proposal.

(d)                                 Notice to RG of Takeover Proposals.  If the Company or any of its Representatives receives any Takeover Proposal (including any material changes to a Takeover Proposal) then the Company shall, promptly (but in no event later than one (1) Business Day) after becoming aware thereof, notify RG (orally and in writing) and, in connection with such notice, provide (i) the identity of the Person or group making such Takeover Proposal and the material terms and conditions thereof (including, if applicable, copies of any written proposals, indications of interest or offers, including proposed agreements), and thereafter the Company shall keep RG reasonably informed, on a prompt basis, as to the status thereof (including any material changes to the terms thereof, and any change to the price, and any other material developments with respect thereto), including by promptly providing to RG copies of any additional or revised written proposals, indications of interest, offers, or proposed agreements relating to such Takeover Proposal and (ii) a representation that the Company and each of its and its Subsidiaries’ and Affiliates’ respective Representatives have complied with Section 4.2(d) in all respects.

(e)                                  Further Prohibited Activities.  Except as otherwise permitted by Section 4.2(f), neither the Company Board nor any committee thereof shall (i) withdraw or rescind (or modify in a manner adverse to RG), or authorize or publicly announce an intention to withdraw or rescind (or modify in a manner adverse to RG), the Company Recommendation, (ii) fail to include the Company Recommendation in the Proxy

Statement, (iii) approve, declare the advisability of or recommend to the Company Stockholders the adoption of, or authorize or publicly announce an intention to approve, declare the advisability of or recommend the adoption of, any Takeover Proposal or any Contract or action that would reasonably be expected to lead to a Takeover Proposal, (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case that includes a reaffirmation of the Company Recommendation) (it being understood that the Company Board may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth (10th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a Change in Recommendation), (v) cause, authorize or permit the Company or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement-in-principle, Contract, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal or that would reasonably be expected to lead to a Takeover Proposal, other than an Acceptable Confidentiality Agreement referred to in Section 4.2(c) (a “Company Acquisition Agreement”), or (vi) publicly propose or announce an intention to take any of the foregoing actions (any action described in clauses (i), (ii), (iii), (iv), (v) or (vi) being referred to as a “Change in Recommendation”).

(f)                                   Change in Recommendation.  Notwithstanding anything to the contrary in this Agreement, at any time prior to the Company’s receipt of the Company Stockholder Approval, the Company Board may effect a Change in Recommendation only if (i) the Company has received an unsolicited, bona fide, written Takeover Proposal and the Company Board determines in good faith, After Consultation, that such Takeover Proposal constitutes a Superior Proposal or (ii) the Company Board determines in good faith, after consulting with its legal representatives, that in the light of an Intervening Event the taking of such action is necessary for the Company Board to comply with its fiduciary duties under applicable Law; provided, however, that (w) the Company Board may not effect such Change in Recommendation until after the fifth (5th) Business Day following RG’s receipt of notice from the Company Board that the Company Board intends to effect such Change in Recommendation and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal or Intervening Event that is the basis of the Change in Recommendation (it being understood and agreed that any amendment to the material terms or conditions of the Superior Proposal or Intervening Event shall require a new notice and a new five (5) Business Day period) and a representation that the Company and each of its and its Subsidiaries’ and Affiliates’ respective Representatives have complied with Section 4.2(b) in all respects, (x) during such five (5) Business Day Period, the Company shall negotiate with RG in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to proceed with its recommendation of this Agreement and not effect the Change in Recommendation, (y) the Company Board shall not effect the Change in Recommendation if, prior to the expiration of such five (5) Business Day period, RG makes a proposal to adjust the terms and conditions of this Agreement that the Company Board determines in good faith, After Consultation, to be at least as favorable as the Superior Proposal or otherwise appropriately addresses the Intervening Event.

(g)                                  Communications With Stockholders.  Nothing contained in Section 4.2 shall prohibit the Company from (i) taking and disclosing to the Company Stockholders a position contemplated by Item 1012 of Regulation M-A under the Exchange Act or (ii) making any disclosure to the Company Stockholders that the Company Board determines in good faith is required by applicable Law; provided, however, that this Section 4.2(g) shall not be deemed to permit the Company Board to make a Change in Recommendation except to the extent permitted by Section 4.2(f), and that any such position or disclosure in connection with a tender offer or exchange offer, other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act (in each case that includes a reaffirmation of the Company Recommendation), shall be deemed to be a Change in Recommendation.

Section 4.3.                                 Reasonable best efforts.

(a)                                 Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied and to consummate and make effective the Transactions as promptly as reasonably practicable and in any event prior to the Outside Date, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, including preparing and filing promptly and fully all documentation to effect all filings, notices, and other documents necessary, proper or advisable to obtain the foregoing.  Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that neither RG nor its Subsidiaries shall be obligated to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order.

(b)                                 In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable and in any event within five (5) Business Days (or such longer period as the parties may mutually agree) following the date hereof, to make all appropriate filings and submissions (and filings and submissions considered by RG to be advisable) with any other Governmental Authority pursuant to any other applicable Antitrust Laws, to not withdraw its filing under the HSR Act or other Antitrust Laws without the written permission of the other parties, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the

HSR Act and use its reasonable best efforts to take, or cause to be taken, as promptly as practicable all other actions consistent with this Section 4.3 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any applicable foreign Antitrust Laws as soon as practicable and (ii) the Company shall use its reasonable best efforts to (A) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (B) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(c)                                  Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or any filing by such party with or material communication given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions (including, in the case of written correspondence or filings, by promptly providing the other parties (or their counsel) copies thereof), and (iii) consult with each other in advance of and be permitted to attend any meeting or conference (including teleconference) with such Governmental Authorities (to the extent permitted by such Governmental Authorities; provided that such party shall use its reasonable best efforts to obtain such permission).  Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, any filing made with, or written materials submitted to any Governmental Authority in connection with the Transactions.  RG and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 4.3 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (RG or the Company, as the case may be) or its legal counsel.

Section 4.4.                                 Spinoff Transaction.  The parties acknowledge that the Company has entered into agreements to sell certain assets of the Joe’s Jeans business to certain third parties pursuant to the Asset Purchase Agreements (the “Asset Sale Transactions”).  The Company shall use (and shall cause its Subsidiaries to use) its reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to cause the conditions to the closing of the Asset Sale Transactions to be satisfied and to consummate and make effective the Asset Sale Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws) and (ii) obtain all approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Asset Sale Transactions, including preparing and filing promptly and fully all documentation to effect all filings, notices, and other documents necessary, proper or advisable to obtain the foregoing.  With respect to the Asset Sale Transactions, and the termination of employment of current or former Joe’s Employees in connection therewith, the Company and its Subsidiaries shall make all required payments for any wages, services, or amounts required to be reimbursed or otherwise paid to current or former Joe’s Employees as required by applicable Laws. With respect to the Asset Sale Transactions, the parties acknowledge and agree that the consummation, timing and structure of the Asset Sale Transactions shall occur in a manner that takes into account U.S. federal income tax considerations and minimizes any U.S. federal income tax.

Section 4.5.                                 Preparation of Proxy Statement/Form S-4 Registration Statement; Stockholders’ Meeting.

(a)                                 As promptly as practicable, and in no event later than fifteen (15) Business Days after the date of this Agreement, the Company and RG shall prepare the Proxy Statement and the Form S-4 Registration Statement, in which the Proxy Statement will be included, with respect to (i) the adoption of an amendment to the Company’s certificate of incorporation to increase the authorized shares of Company Common Stock and to effect the Reverse Stock Split and (ii) the approval of the issuance of Company Common Stock in connection with the Merger and the issuance of Company Common Stock upon the conversion of Company Preferred Stock in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement, and cause it to be filed with the SEC.  The Company and RG shall each furnish all information concerning it and the holders of its capital stock or other equity as the other may reasonably request in connection with the preparation of the Form S-4 Registration Statement and the Proxy Statement and any amendment thereto.  The Company shall use reasonable best efforts to cause the Form S-4 Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff, and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC.  The Company shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(b)                                 If at any time prior to the Effective Time either Party becomes aware of any event or circumstance which is required to be set forth in an amendment or supplement to the Form S-4 Registration Statement or Proxy Statement, it shall promptly inform the other Party.

(c)                                  The Company will notify RG in writing promptly after it receives notice thereof, of the time when the Form S-4 Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, or any request by the staff of the SEC for amendment of the Proxy Statement or Form S-4 Registration Statement or comments thereon or responses thereto. Each of RG, Merger Sub and the Company agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement or the Form S-4 Registration Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties and to take appropriate steps to correct the Proxy Statement or the Form S-4 Registration Statement.

(d)                                 Prior to the Effective Time, the Company shall use reasonable best efforts to (i) qualify the Company Common Stock under the Blue Sky Laws of such jurisdictions as may be required and (ii) apply for and obtain a NASDAQ listing with respect to such Company Common Stock; provided, however, that the Company shall not be required to (x) qualify to do business as a foreign corporation in any jurisdiction in which it is not now so qualified, (y) file a general consent to service of process in any jurisdiction or (z) subject itself to taxation in any jurisdiction in which it is not so subject.

(e)                                  As promptly as practicable after the Proxy Statement Clearance Date, the Company shall, in accordance with applicable Law, its constituent documents and the rules of NASDAQ (i) establish a record date for and give notice of a meeting of Company Stockholders (the “Stockholders’ Meeting”), and (ii) mail to the Company Stockholders as of the record date established for the Stockholders’ Meeting a Proxy Statement (the date the Company elects to take such action or is required to take such action, the “Proxy Date”).  The Company shall duly call, convene and hold the Stockholders’ Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that in no event shall such meeting be held later than sixty (60) days following the date the Proxy Statement is mailed to the Company Stockholders other than in the case in which the Company is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SEC or its staff or a court of competent jurisdiction has instructed the Company is necessary under applicable Law or Order and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of shares of Company Common Stock prior to the Stockholders’ Meeting.  Notwithstanding anything to the contrary contained in this Agreement, the Company (A) shall adjourn or postpone the Stockholders’ Meeting if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders’ Meeting or insufficient proxies returned to obtain the Company Stockholder Approval and (B) may otherwise only adjourn or postpone the Stockholders’ Meeting after consultation with RG, and with RG’s consent (not to be unreasonably withheld, conditioned or delayed), to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company Stockholders within a reasonable amount of time in advance of the Stockholders’ Meeting.  Once the Company has established a record date for the Stockholders’ Meeting, the Company shall not change such record date or establish a different record date for the Stockholders’ Meeting without the prior written consent of RG (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or the Company Charter Documents.  The Company shall ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance with all applicable Laws (including all applicable rules of NASDAQ) and, unless the Company Board shall have made a Change in Recommendation in accordance with Section 4.2(f), the Company shall use its reasonable best efforts to solicit proxies in favor of the Company Proposal.  Notwithstanding any Change in Recommendation, unless this Agreement shall have been properly terminated in accordance with its terms, the Company shall (x) submit this Agreement to the holders of shares of Company Common Stock as promptly as reasonably practicable for the purpose of obtaining the Company Stockholder Approval at the Stockholders’ Meeting and (y) not submit any Takeover Proposal for approval by the shareholders of the Company.  The Company shall, upon the reasonable request of RG, advise RG in writing at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Stockholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval.

Section 4.6.                                 Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by RG and the Company.  Except for a Change in Recommendation permitted pursuant to Section 4.2(f) or any communication contemplated by Section 4.2(g), neither the Company nor RG shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law, judicial or regulatory process or by any applicable listing agreement with, or applicable rules of, a national securities exchange or NASDAQ as determined in the good faith judgment of the party proposing to make such release (in which case such party shall allow the other party to comment on such press release or public announcement in advance of such issuance or publication).

Section 4.7.                                 Access to Information; Confidentiality.

(a)                                 Subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to RG and RG’s Representatives reasonable access during normal business hours, during the period commencing on the date hereof and ending on the earlier of the Effective Time and the termination of this Agreement, to the Company’s and its Subsidiaries’ officers, employees, agents, properties, offices and other facilities and to the Company’s and its Subsidiaries’ books and records and furnish RG and its Representatives with such financial and operating data and other information with respect to the business, personnel, properties and Contracts of the Company and its Subsidiaries as RG may from time to time reasonably request.  Notwithstanding the foregoing, (x) the Company shall not be required to afford such access if it would cause a violation of any Material Contract or would cause a loss of attorney/client privilege to the Company or the Company’s Subsidiaries or would constitute a violation of any applicable Laws, provided that the Company shall have used reasonable best efforts to make such disclosure in a form or manner that would not jeopardize such privilege or protection or violate such Law or contractual restriction (including by redacting or otherwise not disclosing any portion thereof the disclosure of which would jeopardize such privilege or entering into a joint defense agreement) and (y) any such investigation or consultation shall be conducted in such a manner so as not to interfere unreasonably with the business or operations of the Company or any of its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such officers of their normal duties.  The information provided will be subject to the terms of the Confidentiality Agreement, dated as of February 17, 2015, between TCP and the Company, as amended (the “Confidentiality Agreement”).

(b)                                 No investigation, or information received, pursuant to this Section 4.7 will modify any of the representations and warranties of the Company.

Section 4.8.                                 Notification of Certain Matters.  The Company shall give prompt notice to RG, and RG shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or nonoccurrence of any event the occurrence or non-occurrence of which, is reasonably likely to (A) in the case of the Company, cause the conditions set forth in Section 5.2(a) or Section 5.2(b) not to be satisfied and (B) in the case of RG, cause the conditions set forth in Section 5.3(a) or Section 5.3(b) not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 4.8 shall not (x) cure any breach of, or non-compliance with, any provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

Section 4.9.                                 Indemnification and Insurance.

(a)                                 From and after the Effective Time, the Company shall and, to the extent applicable, shall cause each of its Subsidiaries (including the Surviving Company and its Subsidiaries) to indemnify and hold harmless each Indemnitee against all claims, losses, liabilities, damages, judgments, inquiries, fines, penalties and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), to which such Indemnitee is or was made a party or is threatened to be made a party to or is otherwise involved by reason of the fact that such Indemnitee is or was a director, manager or officer, as applicable, of the Company or RG or any of their respective Subsidiaries or, while a director, manager or officer, as applicable, of the Company or RG or any of their respective Subsidiaries, such Indemnitee is or was serving at the request of the Company or RG or any of their respective Subsidiaries, as applicable, as a director, manager, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (including with respect to this Agreement, the negotiation, execution, announcement, performance and consummation of all Transactions contemplated by this Agreement and all acts or omissions of each Indemnitee leading thereto and in furtherance thereof on behalf of the Company, the holders of shares of Company Common Stock, RG or the holders of RG Units, as applicable), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law.  In the event of any such Action after the Effective Time, (A) each Indemnitee will be entitled to advancement of expenses incurred in the defense of any such Action from the Company or a Subsidiary of the Company (including the Surviving Company and its Subsidiaries), as applicable, within ten (10) calendar days of receipt by the Company from the Indemnitee of a written request therefor; provided, however, that, if required by the DGCL, the Company Charter Documents or the organizational and governing documents of a Subsidiary of the Company, as applicable, any Indemnitee to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Indemnitee is not entitled to be indemnified by the Company or a Subsidiary of the Company (including the Surviving Company and its Subsidiaries), as applicable, pursuant to the DGCL, (B) the Company shall have the right to assume the defense of any such matter with counsel reasonably satisfactory to such Indemnitee, with such Indemnitee’s approval not to be unreasonably withheld, (C) if the Company assumes the defense of any such matter, the Company shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification or advancements could be sought by such Indemnitee hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Action or such Indemnitee otherwise consents in writing and (D) notwithstanding the foregoing, if such Indemnitee reasonably concludes that a conflict of interest or potential conflict of interest exists between Indemnitee and the Company or between Indemnitee and another Indemnitee who is defended by the Company with the same counsel as counsel representing Indemnitee, or if the Company fails to assume the defense of such proceeding, such Indemnitee may retain one (1) independent legal counsel reasonably satisfactory to the Company, and the Company shall pay all reasonable fees and expenses of such counsel for the Indemnitee promptly after statements therefor are received.  For purposes of this Agreement, “Indemnitee” means each individual who is or was a director, manager or officer of the Company or RG or any of their respective Subsidiaries.

(b)                                 From and after the Effective Time, the respective certificate of incorporation and bylaws or similar organizational or governing documents of the Company and the Company’s Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Indemnitees for the period prior to and including the Effective Time than are currently set forth in the Company Charter Documents and the certificate of incorporation, bylaws, or similar organizational and governing documents of the Company’s Subsidiaries, respectively; provided, however, that, from and after the Effective Time, no director, manager, officer, employee or agent of RG or any of its Subsidiaries shall be subject to provisions with respect to indemnification, advancement of expenses or exculpation for the period prior to and including the Effective Time that are less favorable than are currently set forth in the applicable certificate of incorporation, bylaws or similar organizational and governing documents of RG or any of its Subsidiaries.

(c)                                  The Company shall and, to the extent applicable, shall cause each of the its Subsidiaries (including the Surviving Company and its Subsidiaries) to maintain and extend all existing officers’ and directors’ liability insurance of the Company and, to the extent applicable, its Subsidiaries (including the Surviving Company and its Subsidiaries) (“D&O Insurance”) for a period of not less than six (6) years from and after the Effective Time with respect to claims arising from acts, omissions, facts or events that occurred on or before the Effective Time, including in connection with the approval of this Agreement and the Transactions; provided, however, that the Company may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to the Indemnitees than the existing D&O Insurance (so long as such policies are provided by the Company’s current insurance carrier or by a carrier with a rating no lower than A.M.  Best rating of A); and provided, further, that if the existing D&O Insurance expires or is terminated or canceled during such period through no fault of the Company, then the Company shall obtain and maintain substantially similar D&O Insurance (with such replacement policies to be provided by the Company’s current insurance carrier or by a carrier with a rating no lower than A.M.  Best rating of A).  Notwithstanding the foregoing, in no event shall the Company be required to pay aggregate premiums for insurance under this Section 4.9(c) in excess of 300% of the most recent aggregate annual premiums paid by the Company for such purpose (the “Maximum Amount”); and provided, further, that if the Company is unable to obtain the amount of insurance required by this Section 4.9(c) for such aggregate premium, the Company shall obtain as much insurance as can be obtained for aggregate premiums not in excess of the Maximum Amount.  At the Company’s option, it may elect to obtain prepaid “tail” or “runoff” policies prior to the Effective Time covering a period of six (6) years from and after the Effective Time with respect to acts, omissions, facts or events occurring on or prior to the Effective Time.  Any such “tail” or “runoff” policy purchased by the Company shall be in lieu of all other obligations of the Company in the first sentence of this Section 4.9(c) for so long as any such tail or runoff policy remains in full force and effect.  In the event the Company purchases a “tail” or “runoff” policy prior to the Effective Time, the Company shall use its reasonable best efforts to maintain such tail or runoff policy in full force and effect for its term.

(d)                                 The rights of each Indemnitee hereunder shall be in addition to, and not in limitation of, any other rights such Indemnitee may have under the certificates of incorporation or bylaws or other organizational or governing documents of the Company or RG or any of their respective Subsidiaries (including, following the Effective Time, the Surviving Company), any indemnification or other agreements of the Company or RG or any of their respective Subsidiaries (including, following the Effective Time, the Surviving Company), the DGCL or otherwise.  Subsequent amendment of the certificate of incorporation, bylaws or other organizational or governing documents of the Company or RG or any of their respective Subsidiaries (including, following the Effective Time, the Surviving Company) or any indemnification or other agreements of the Company or RG or any of their respective Subsidiaries (including, following the Effective Time, the Surviving Company) shall not diminish or impair the rights of any Indemnitee thereunder or hereunder.

(e)                                  In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, provision shall be made so that such continuing or surviving company or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 4.9.  In addition, the Company shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Company unable to satisfy its obligations under this Section 4.9.

(f)                                   The provisions of this Section 4.9 shall survive the consummation of the Transactions.  Each Indemnitee (and his or her respective representatives, executors, administrators, spouse, estate, successors and heirs) are intended third-party beneficiaries of this Section 4.9, and this Section 4.9 shall not be amended in a manner that is adverse to any Indemnitee (including his or her respective representatives, executors, administrators, spouse, estate, successors and heirs) or terminated without the consent of such Indemnitee (including his or her respective representatives, executors, administrators, spouse, estate, successors and heirs) affected thereby.

Section 4.10.                          Fees and Expenses; Taxes.

(a)                                 Except as otherwise provided herein, all fees and expenses incurred in connection with the Transactions (including, without limitation, all fees and expenses incurred in connection with the Financing, the Stock Purchase Agreement and filings made under the HSR Act) shall be paid or reimbursed by the Company upon consummation of the Transactions.  Except as otherwise provided in Section 6.3(b), if the Transactions are not consummated, all fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such fees or expenses, which, for the avoidance of doubt, means that the Company shall pay all fees and expense incurred in connection with the filings made under the HSR Act.

(b)                                 Other than any income or withholding Taxes imposed upon a holder of RG Units or RG Debt, the Company shall pay all Taxes incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger (including (a) transfer, stamp and documentary Taxes or fees and (b) sales, use, gains, real property transfer and other or similar Taxes or fees).

Section 4.11.                          Rule 16b-3.  The Company, Merger Sub and RG shall take all such steps as may be reasonably requested by any party hereto to cause the transactions contemplated by Article I and any other acquisitions of equity securities of the Company in connection with this Agreement by each individual who (a) is a director or officer of the Company subject to Section 16 of the Exchange Act, or (b) at the Effective Time is or will become a director, officer or ten percent (10%) shareholder of the Company subject to Section 16 of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 4.12.                          Employee Benefits.

(a)                                 Except as set forth on Section 4.12(a) of the Company Disclosure Schedule, the Company shall provide, or cause to be provided to, employees of the Company and RG and each of their respective Subsidiaries, in each case as of immediately prior to the Effective Time, who continue as employees of the Company or the Surviving Company or any of their respective Subsidiaries immediately following the Effective Time (a “Continuing Employee”), for a period extending until the earlier of the termination of such Continuing Employee’s employment with such entities or twelve (12) months following the Closing Date (i) a base wage or salary substantially similar to such base wage or salary in effect immediately prior to the Effective Time and (ii) 401(k) benefits, severance benefit eligibility, medical benefits and other welfare benefit plans, programs and arrangements (excluding any equity and equity-based arrangements) that (A) in the case of Continuing Employees that were employed by the Company or any of its Subsidiaries immediately prior to the Effective Time, are, in the aggregate, substantially comparable to those provided under the Company Benefits Plans as in effect at the Effective Time and (B) in the case of Continuing Employees that were employed by RG or any of its Subsidiaries immediately prior to the Effective Time, are substantially comparable to those provided to employees of RG or its Subsidiaries, in the aggregate, from time to time.  The provisions of this Section 4.12 shall not be construed or interpreted to restrict in any way the Surviving Company’s or the Company’s ability to amend, modify or terminate any Company Benefits Plan or RG Benefits Plan (including to change the entities who administer such Company Benefits Plans or RG Benefits Plan, as applicable, or the manner in which such Company Benefits Plans or RG Benefits Plans, as applicable, are administered) to the extent not inconsistent with such foregoing restrictions or any other plan made available to the Continuing Employees or to terminate any Person’s employment at any time or for any reason.

(b)                                 The Company and each of its Subsidiaries shall, after the date hereof and prior to the Effective Time, (i) provide any and all notices to, (ii) make any and all filings or registrations with, and (iii) obtain any and all consents or approvals of, any labor organization, works council or any similar entity, council or organization, required to be made or obtained in connection with this Agreement or the consummation of the Transactions.

(c)                                  Without limiting the generality of Section 7.6, nothing contained in this Section 4.12 shall confer upon any Person, other than the parties hereto, any rights or remedies or any right to employment or continued employment.  Nothing in this Agreement shall be deemed to amend or modify any compensation or benefit plan, policy, agreement or arrangement sponsored or maintained by RG, the Company or any of their respective Affiliates.

Section 4.13.                          Financing.

(a)                                 RG shall use its commercially reasonable best efforts to obtain the Financing on the terms and conditions (including, if applicable, any “market flex” provisions contained in the related fee letter) described in the Debt Commitment Letters with respect to the conditionality, timing, availability, and aggregate amount of the Financing (including the amounts to be funded thereunder at the Closing).  RG shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letters without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if such amendment, modification or waiver (i) reduces the aggregate amount of the Financing to an amount below the amount required to satisfy the applicable payment obligations of the Company under this Agreement, (ii) impairs in any material respect the availability of the Financing, (iii) amends the conditions precedent to the Financing in a manner that would reasonably be expected to delay in any material respect or prevent the Closing, or (iv) adversely impacts in any material respect the ability of RG to enforce or cause the enforcement of the rights of RG under the Debt Commitment Letters (provided, that RG may amend, supplement or replace the Debt Commitment Letters to add or replace lenders, lead arrangers, bookrunners, agents or similar entities so long as such action would not reasonably be expected to materially delay or prevent the Closing).  RG shall use its commercially reasonable best efforts (i) to maintain in effect the Debt Commitment Letters until the funding of the Financing at or prior to Closing and to negotiate and enter into definitive agreements with respect to the Debt Commitment Letters on the terms and conditions contained in the Debt Commitment Letters (including, if applicable, giving effect to any “market flex” provisions contained in any related fee letter) (or on terms no less favorable (taken as a whole) to RG, as applicable), (ii) to satisfy on a timely basis all conditions to receipt of the Financing that are within RG’s control, (iii) upon satisfaction of such conditions and the conditions set forth in Section 5.1 and Section 5.2, to consummate the Financing at or prior to the Closing (with respect to amounts required to consummate the Merger and make other payments due at such time in accordance with the terms hereof) and (iv) to comply in all material respects with its obligations under the Debt Commitment Letters.

(b)                                 If any portion of the Financing contemplated by the Debt Commitment Letters becomes unavailable on the terms and conditions (including, if applicable, “market flex” provisions) contemplated by the Debt Commitment Letters, (i) RG shall promptly notify the Company and (ii) RG shall use its commercially reasonable best efforts to arrange and obtain alternative financing from the same or alternative sources in an amount sufficient to consummate the Transactions with terms and conditions that are not materially less favorable in any respect from the standpoint of RG (as reasonably determined by RG) than the terms and conditions set forth in the Debt Commitment Letters and any related fee letters as promptly as reasonably practicable following the occurrence of such event (the “Alternative Debt Financing”).  RG shall promptly provide a true, correct and complete copy of each alternative financing commitment letter in respect of such Alternative Debt Financing (“New Debt Commitment Letter”) to the Company.  In the event any New Debt Commitment Letters are obtained, (i) any reference in this Agreement to the “Financing” shall include the debt financing contemplated by the Debt Commitment Letters as modified pursuant to clause (ii) below, (ii) any reference in this Agreement to the “Commitment Letters” or the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letters that are not superseded by a New Debt Commitment Letters at the time in question and the New Debt Commitment Letters to the extent then in effect, and (iii) any reference in this Agreement to “fee letter” shall be deemed to include any fee letter relating to the Debt Commitment Letters that are not superseded by a New Debt Commitment Letters at the time in question and the New Debt Commitment Letters to the extent then in effect.

(c)                                  Upon the Company’s request, RG shall keep the Company reasonably informed of the status of its efforts to arrange the Financing and provide to the Company copies of the material definitive documents for the Financing.  RG shall give the Company prompt notice: (i) of any breach of any material provisions of the Debt Commitment Letters by any party to the Debt Commitment Letters related to the Financing of which RG has knowledge; and (ii) of the receipt of any written notice or other written communication from a financing source for the Financing with respect to any actual breach, default, termination or repudiation by any party to the Debt Commitment Letters or any definitive document related to the Financing or any material provisions of the Debt Commitment Letters or any definitive document related to the Financing; provided, that in each case, in no event will RG be under any obligation to disclose any information that is subject to attorney-client or similar privilege if RG shall have used its reasonable best efforts to disclose such information in a manner that would not waive such privilege.

Section 4.14.                          Financing Cooperation.

(a)                                 During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall, and the Company shall use its reasonable best efforts to cause its and its Subsidiaries’ respective Representatives to, provide to RG all cooperation that is reasonably requested by RG in connection with the debt and equity financings (including without limitation, any portion of the contemplated Financing) the proceeds of which shall be used to consummate the Transactions, which cooperation shall include, in any event:

(i)                         participation in a reasonable number of meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions, sessions with prospective lenders and sessions with rating agencies;

(ii)                      making the Company’s officers reasonably available to assist the Debt Financing Parties;

(iii)                   cooperating reasonably with the Debt Financing Parties’ due diligence, to the extent customary and reasonable;

(iv)                  assisting RG and the Debt Financing Parties with the preparation of customary materials for rating agency presentations (and assisting in the obtaining of corporate, credit and facility ratings from ratings agencies), offering documents, bank information memoranda (including the delivery of customary authorization and representation letters authorizing the distribution of information to prospective lenders or investors and containing a representation that the public side versions of such documents, if any, do not include material non-public information regarding the Company or its Subsidiaries or securities), and all other material required in connection with the Financing and all documentation and other information reasonably required in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; provided, that prior to the Closing, the Company shall provide all such documentation and information about the Company and its Subsidiaries as is reasonably requested in writing by RG to the extent required under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act;

(v)                     assisting with the preparation of, and executing and delivering, any pledge and security documents, any loan agreement, notes, other definitive financing documents (including a certificate of the chief financial officer with respect to solvency of the Company and its Subsidiaries after giving effect to the transactions contemplated hereby), legal opinions, or documents as may be reasonably requested by RG in connection with the Financing;

(vi)                  facilitating the pledging of collateral and any collateral audits and appraisals required in connection with the Financing;

(vii)               assisting RG in preparing customary financial information and disclosures regarding the Company and its Subsidiaries, as may be reasonably requested by RG and identifying any portion of such information that constitutes material non-public information;

(viii)            using reasonable best efforts to obtain such legal opinions, surveys and title insurance as reasonably requested by RG or any of the Debt Financing Parties in connection with the Financing;

(ix)                  instructing its independent accountants to cooperate with and assist RG in preparing customary and appropriate information packages and offering materials as any of the Debt Financing Parties or other prospective lenders may reasonably request for use in connection with the Financing and using reasonable best efforts to cause such accountants to consent to the use of their reports in any material relating to the Financing;

(x)                     using reasonable best efforts to obtain customary payoff letters, lien releases, instruments of termination, waivers, consents, estoppels, approvals or discharge and legal opinions, in each case reasonably requested by RG in connection with the Financing and collateral arrangements;

(xi)                  taking such corporate or entity actions, subject to the occurrence of the Closing, reasonably requested by RG to permit the consummation of the Financing and to permit the proceeds thereof to be made available at the Closing; and

(xii)               ensuring that there is no competing issue of debt securities or commercial bank or other credit facilities (other than the Financing) by or on behalf of the Company or any of its Subsidiaries (it being understood and agreed that any deferred purchase price obligations and ordinary course capital lease, purchase money and equipment financings are not restricted by the foregoing);

provided, however, that (A) no such requested cooperation may unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (B) no obligation of the Company or any of its Subsidiaries under any certificate, agreement, notice or other document or instrument shall be effective until the Effective Time, and none of the Company or any of its Subsidiaries shall be required to pay or incur any liability for any commitment or other similar fee, pay or incur any liability for any expense (other than as provided in this Agreement) or incur any other obligation or liability in connection with the Financing prior to the Effective Time unless promptly reimbursed by RG (provided that notice of such fee, liability or expense is provided to RG) and (C) neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, shall be required to take any action to authorize or approve the Financing (or any Alternative Debt Financing), except at or contemporaneously with the Effective Time.

(b)                                 The Company shall use reasonable best efforts to, as promptly as practicable, update or correct any Required Information determined to contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein not materially misleading.  The Company hereby consents to the reasonable use of the Company’s and its Subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company and its Subsidiaries or the reputation or goodwill of the Company and its Subsidiaries or any of their logos.

(c)                                  The Company shall prepare and furnish to RG and the Debt Financing Parties, as promptly as reasonably practicable (and, in any event, no later than the time periods specified in the definition of “Required Information”), the Required Information.

Section 4.15.                          Company Board of Directors.  At the Effective Time, the applicable number of directors on the Company Board shall resign such that only two directors on the Company Board immediately prior to the Effective Time shall remain on the Company Board immediately following the Effective Time and, as of the Effective Time, the Company Board shall appoint the three (3) persons designated by the Preferred Stock Purchaser in writing at least five (5) Business Days prior to the anticipated Closing Date to fill three of such vacancies as a director of the Company.  A remaining vacancy will be filled by the Company’s Chief Executive Officer following the Effective Time.

Section 4.16.                          Legal Privileges.  The Company acknowledges and agrees that all attorney-client, work product and other legal privileges (collectively, “Legal Privileges”) that may exist with respect to RG shall, from and after the Effective Time, be deemed joint privileges of the holders of RG Units, the Surviving Company and the Company.  Each of the holders of RG Units, the Surviving Company and the Company shall use all commercially reasonable efforts after the Effective Time to preserve all privileges and none of the holders of RG Units, the Surviving Company or the Company shall knowingly waive any such privilege without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).  Notwithstanding the foregoing, from and after the Effective Time, (i) the holders of RG Units shall be the sole holder of the Legal Privileges with respect to the engagement of Skadden by RG (which shall not pass to the Surviving Company or the Company upon the consummation of the transactions contemplated by this Agreement) and none of the Surviving Company, the Company or any of their respective Affiliates shall be a holder thereof, (ii) to the extent that files of Skadden in respect of such engagement constitute property of RG (as the client), only the holders of RG Units (and none of the Surviving Company, the Company or any of their respective Affiliates) shall hold such property rights and (iii) Skadden shall not have any duty of any type or manner to reveal or disclose all or any portion of any communications subject to any Legal Privilege or any files to the Surviving Company, the Company or any of their respective Affiliates by reason of any attorney-client relationship between Skadden and RG or any of their respective Affiliates or otherwise.  The preceding sentence is irrevocable, and no term thereof may be amended, waived or modified in any respect, without the prior written consent of Skadden and TCP, on behalf of the holders of RG Units.

Section 4.17.                          Amendments, Modifications and Waivers of the Asset Purchase Agreements.  Without the prior written consent of RG, the Company shall not amend, modify or waive any provision of the Asset Purchase Agreements that would decrease the aggregate cash consideration to the Company or that would have, or would be reasonably likely to have, a material adverse effect on (a) RG and its Subsidiaries (taken as a whole), (b) the Company or any of its Subsidiaries (taken as a whole) or (c) the ability of the parties hereto to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

Section 4.18.                          Notification of Certain Matters.  The Company shall promptly provide RG with (i) any notice delivered to the Company pursuant to, or in connection with, either Asset Purchase Agreement and (ii) any notice delivered by the Company pursuant to, or in connection with, either Asset Purchase Agreement.

ARTICLE V
CONDITIONS TO THE MERGER

Section 5.1.                                 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law, by RG and the Company) on or prior to the Closing Date of the following conditions:

(a)                                 Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b)                                 Antitrust.  All waiting periods applicable to the consummation of the Merger under the HSR Act and any other applicable Antitrust Laws shall have expired or been terminated; and

(c)                                  No Injunctions or Restraints.  No Law or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

(d)                                 Validity of Rollover Letters.  The Rollover Letters shall be in full force and effect and the valid, binding obligation of each Convertible Noteholder and the consummation of the transactions contemplated thereby shall occur at or immediately prior to the Effective Time.

(e)                                  Financing.  RG shall have obtained the Financing as contemplated by Section 4.13, or the Debt Financing Parties shall be prepared to provide the Financing immediately following the Effective Time.

(f)                                   Consummation of the Stock Purchase Agreement.  The transactions contemplated by the Stock Purchase Agreement shall have been consummated, or all conditions to the consummation thereof immediately following the Effective Time shall have been satisfied or waived.

(g)                                  Consummation of the IP Asset Purchase Agreement.  The transactions contemplated by the IP Asset Purchase Agreement shall have been consummated without any amendment or modification to, or waiver of, (i) Section 8.02(d) of the IP Asset Purchase Agreement for which the Company will have, or could reasonably be expected to have, liability for indemnification to the IP Asset Purchaser under the IP Asset Purchase Agreement or (ii) other than in accordance with Section 4.17, any other provision of the IP Asset Purchase Agreement.

(h)                                 Consummation of the Operating Asset Purchase Agreement.  The transactions contemplated by the Operating Asset Purchase Agreement shall have been consummated without any amendment or modification to, or waiver of, (i) Section 8.02(i) of the Operating Asset Purchase Agreement for which the Company will have, or could reasonably be expected to have, liability for indemnification to the Operating Asset Purchaser under the Operating Asset Purchase Agreement or (ii) other than in accordance with Section 4.17, any other provision of the Operating Asset Purchase Agreement.

Section 5.2.                                 Conditions to Obligations of RG.  The obligations of RG to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by RG at or prior to the Effective Time of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of the Company and Merger Sub set forth in Sections 2.1, 2.2, 2.3(a), 2.3(d), 2.6(a), 2.13, 2.18 and 2.20 shall be true and correct in all respects (other than, in the case of Section 2.2, for such failures to be true and correct as are de minimis in effect and, in the case of the first and last sentence of Section 2.1(c), for such failures to be true and correct that are not material to the Company and its Subsidiaries (taken as a whole)) as of the date of this Agreement and as of the Closing Date (assuming for purposes thereof that the Asset Sale Transactions have been consummated), as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of the Company and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (assuming for purposes thereof that the Asset Sale Transactions have been consummated), as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to not be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  RG shall have received a certificate signed on behalf of the Company by the Interim Chief Executive Officer and Chief Financial Officer thereof to such effect.

(b)                                 Performance of Obligations of Company.  The Company shall have performed or complied in all material respects with its obligations, agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date and RG shall have received a certificate signed on behalf of the Company by the Interim Chief Executive Officer and Chief Financial Officer thereof to such effect.

(c)                                  Listing.  The shares of Company Common Stock to be issued in the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(d)                                 Registration Statement. The Form S-4 Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and be in effect and no proceeding for that purpose shall have been initiated by the SEC and not withdrawn.

(e)                                  No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect and there shall not have been any changes, events, effects, developments, occurrences or state of facts that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 5.3.                                 Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of the RG set forth in Sections 3.1, 3.2(a), 3.3, 3.7(a) and 3.13 shall be true and correct in all respects (other than, in the case of Section 3.3, for such failures to be true and correct as are de minimis in effect) as of the date of this Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date)  and (ii) all other representations and warranties of RG set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “RG Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a RG Material Adverse Effect.  The Company shall have received a certificate signed on behalf of RG by an executive officer thereof to such effect.

(b)                                 Performance of Obligations of RG.  RG shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate signed on behalf of RG by an executive officer of RG to such effect.

(c)                                  No RG Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a RG Material Adverse Effect and there shall not have been any changes, events, effects, developments, occurrences or state of facts that, individually or in the aggregate, would reasonably be expected to have a RG Material Adverse Effect.

(d)                                 Validity of the Guaranty.  The Guaranty shall be in full force and effect and the valid, binding obligation of the Guarantor.

Section 5.4.                                 Frustration of Closing Conditions.  None of the Company or RG may rely on the failure of any condition set forth in Sections 5.1, 5.2 or 5.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use the efforts to consummate the Merger and the other Transactions required hereunder, including as required by and subject to Section 4.3.

ARTICLE VI
TERMINATION

Section 6.1.                                 Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a)                                 by the mutual written consent of the Company and RG;

(b)                                 by either of the Company or RG:

(i)                                     if any Governmental Authority shall have enacted, promulgated, issued, entered, amended or enforced (A) a Law prohibiting the Merger or making the Merger illegal, or (B) an Order, in each case, permanently enjoining, restraining, preventing or prohibiting the Merger and such Order shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii)                                  if the Merger shall not have been consummated on or before the Outside Date; provided that the right to terminate this Agreement under this Section 6.1(b)(ii) shall not be available to any party if the failure of the Merger to be so consummated on or before the Outside Date was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii)                               if the Stockholders’ Meeting (including any adjournments or postponements thereof) shall have been held and concluded without the Company Stockholder Approval having been obtained;

(c)                                  by the Company:

(i)                                     if the Company enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 4.2(f); provided that, notwithstanding anything to the contrary in this Section 6.1, the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(c)(i) if the Company Stockholder Approval shall have been obtained;

(ii)                                  if there shall be any breach of or inaccuracy in any of RG’s representations or warranties set forth in this Agreement or RG has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 5.3(a) or Section 5.3(b) and (B) (1) is not capable of being cured prior to the Outside Date or (2) is not cured within thirty (30) days following the Company’s delivery of written notice to RG of such breach; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(c)(ii) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder such that the conditions set forth in Section 5.2(a) or Section 5.2(b) would not be satisfied;

(iii)                               if (A) all conditions precedent set forth in Sections 5.1 and 5.2 have been timely satisfied or waived (other than the condition precedent set forth in Section 5.1(e)), (B) all conditions precedent to consummation of the Financing have been timely satisfied or waived, (C) RG fails to consummate the Merger by the date the Closing is required to occur pursuant to Section 1.2 as a result of the failure of the Financing to be funded and (D) the Company has given RG written notice at least two (2) Business Days prior to such termination stating that the Company is willing and able to consummate the transactions contemplated hereby and that the Company intends to terminate this Agreement pursuant to this Section 6.1(c)(iii) (the occurrence of (A) through (D) collectively, the “Financing Issue”);

(d)                                 by RG:

(i)                                     if (A) a Change in Recommendation shall have been made, (B) the Company shall have breached in any material respect its obligations under Section 4.2, or (C)(x) following the public disclosure or announcement of a Takeover Proposal (other than a tender offer or exchange offer contemplated in clause (y)) the Company Board shall have failed to reconfirm publicly the Company Recommendation within three (3) Business Days after such disclosure or announcement or (y) a tender offer or exchange offer relating to the shares of Company Common Stock is commenced (within the meaning of Rule 14d-2 under the Exchange Act) and, not later than the tenth (10th) day next following such commencement, the Company shall not have publicly announced its recommendation that holders of shares of Company Common Stock reject such tender offer or exchange offer (it being hereby understood and agreed that for purposes of this clause (y) of this Section 6.1(d)(i), the Company’s public disclosure or announcement of a position pursuant to Rule 14e-2(a)(2) or (3) under the Exchange Act with respect to such tender offer or exchange offer shall be deemed a failure by the Company to publicly disclose or announce the rejection of such tender offer or exchange offer); or

(ii)                                  if there shall be any breach of or inaccuracy in any of the Company’s representations or warranties set forth in this Agreement or the Company has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any condition set forth in Section 5.2(a) or Section 5.2(b), and (B) (1) is not capable of being cured prior to the Outside Date or (2) is not cured within thirty (30) days following RG’s delivery of written notice to the Company of such breach; provided that RG shall not have the right to terminate this Agreement pursuant to this Section 6.1(d)(ii) if RG is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 5.3(a) or Section 5.3(b) would not be satisfied.

Section 6.2.                                 Effect of Termination.  In the event of the termination of this Agreement as provided in Section 6.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 4.6, 4.10, 6.2, 6.3 and 6.4 and Article VII, the first sentence of Section 2.21 and of Section 3.22 and the expense reimbursement provisions contained in Section 4.14(a), all of which shall survive termination of this Agreement), and there shall be no liability on the part of RG or the Company or their Affiliates or Representatives, except (a) the Company shall have liability to the extent provided in Section 6.3, (b) RG shall have liability to the extent provided in Section 6.4; (c) no such termination shall relieve RG or the Company for any liabilities or damages incurred or suffered by the Company or RG, as the case may be, to the extent such liabilities or damages were the result of the breach by RG or the Company, as the case may be, of any of its representations, warranties, covenants or other agreements set forth in this Agreement and (c) nothing shall relieve any party to this Agreement from liability for any damages for a knowing and intentional breach of a representation or warranty or a knowing and intentional breach of any obligation hereunder made or allowed to occur or actual (not constructive) fraud.

Section 6.3.                                 Termination Fee; Reimbursement of Expenses.

(a)                                 In the event that:

(i)                                     (A) a Takeover Proposal shall have been made known to the Company, publicly disclosed or made publicly known or made directly to the Company Stockholders or the intention (whether or not conditional) of any Person to make a Takeover Proposal shall have been made known to the Company, publicly disclosed or made publicly known or made directly to the Company Stockholders, and thereafter, (B) this Agreement is terminated by the Company or RG pursuant to Section 6.1(b)(ii) (Outside Date) or Section 6.1(b)(iii) (Company Stockholder Approval) or by RG pursuant to Section 6.1(d)(ii) (Breach) and (C) within twelve (12) months after the date this Agreement is terminated the Company or any of its Subsidiaries consummates any Takeover Proposal or enters into a definitive agreement with respect to any Takeover Proposal that is subsequently consummated; provided that solely for this Section 6.3(a)(i), all references to 20% in the definition of “Takeover Proposal” shall be deemed to be references to 50%;

(ii)                                  this Agreement is terminated by RG pursuant to Section 6.1(d)(i) (Change in Recommendation, Etc.) whether or not the Stockholder Meeting has been held; or

(iii)                               this Agreement is terminated by the Company pursuant to Section 6.1(c)(i) (Superior Proposal);

then in any such event under Section 6.3(a)(i), Section 6.3(a)(ii) or Section 6.3(a)(iii) of this Section 6.3(a), the Company shall pay to RG the Termination Fee, less the amount of any expenses previously reimbursed by the Company to RG pursuant to Section 6.3(b).

(b)                                 In the event that this Agreement is terminated by RG pursuant to Section 6.1(d)(ii) (Breach), then the Company shall reimburse RG, up to an aggregate amount of Three Million Dollars ($3,000,000), for all of the documented out-of-pocket fees and expenses incurred by RG or its Affiliates in connection with this Agreement and the Transactions, including (i) all fees and expenses of accountants, counsel, investment banking firms or financial advisors (and their respective counsel and representatives), professional advisors and consultants to RG or any of its Affiliates in connection with this Agreement and the Transactions, including such fees and expenses incurred in connection with due diligence or other activities and (ii) all fees and expenses paid or payable to banks, investment banking firms and other financial institutions (and their respective counsel and representatives) in connection with arranging or providing the Financing.  In the event that this Agreement is terminated by the Company pursuant to Section 6.1(c)(ii) (Breach), then RG shall reimburse the Company, up to an aggregate amount of Three Million Dollars ($3,000,000), for all of the documented out-of-pocket fees and expenses incurred by the Company or its Affiliates in connection with this Agreement and the Transactions, including (i) all fees and expenses of accountants, counsel, investment banking firms or financial advisors (and their respective counsel and representatives), professional advisors and consultants to the Company or any of its Affiliates in connection with this Agreement and the Transactions, including such fees and expenses incurred in connection with due diligence or other activities and (ii) all fees and expenses paid or payable to banks, investment banking firms and other financial institutions (and their respective counsel and representatives) in connection with arranging or providing the Financing.

(c)                                  Any payment required to be made pursuant to Section 6.3(a)(i), shall be made to RG upon the consummation of the transactions contemplated by a Takeover Proposal; any payment required to be made pursuant to Section 6.3(a)(ii) or Section 6.3(b) shall be made to RG or the Company, respectively, promptly following termination of this Agreement (and in any event not later than two (2) Business Days after such termination); and any payment required to be made pursuant to Section 6.3(a)(iii) shall be made to RG simultaneously with and as a condition to the termination of this Agreement by the Company pursuant to Section 6.1(c)(i).  All such payments shall be made by wire transfer of immediately available funds to an account to be designated by the recipient.

(d)                                 The parties hereto acknowledge that the damages resulting from termination of this Agreement under circumstances in which the Termination Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 6.3(a) are reasonable forecasts of the actual damages which may be incurred, and in the event that RG shall receive full payment pursuant to Section 6.3(a), the receipt of the Termination Fee shall be deemed to be liquidated damages, and not a penalty, for any and all losses or damages suffered or incurred by RG, any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and upon such payment of such amount none of the Company or any of its Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.  Under no circumstances shall the Company be obligated to pay more than one (1) Termination Fee.

Section 6.4.                                 Reverse Termination Fee.  In the event that this Agreement is terminated by the Company pursuant to Section 6.1(c)(iii) or by RG pursuant to Section 6.1(b)(ii) at a time when (a) the Company would have the right to terminate this Agreement pursuant to Section 6.1(c)(iii) and (b) the Company had provided the notice contemplated by Section 6.1(c)(iii)(D), then RG shall pay the Company the Reverse Termination Fee less the amount of any expenses previously reimbursed to the Company pursuant to Section 6.3(b).  Any payment required to be made pursuant to this Section 6.4 shall be made to the Company promptly following termination of this Agreement (and in any event not later than two (2) Business Days after such termination) and such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Company.  The parties hereto acknowledge that the damages resulting from termination of this Agreement under circumstances in which the Reverse Termination Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to this Section 6.4 are reasonable forecasts of the actual damages which may be incurred, and in the event that the Company shall receive full payment pursuant to this Section 6.4, the receipt of the Reverse Termination Fee shall be deemed to be liquidated damages, and not a penalty, for any and all losses or damages suffered or incurred by the Company, any of its Subsidiaries or Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and upon such payment of such amount none of RG or any of its Subsidiaries, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.  Under no circumstances shall RG be obligated to pay more than one (1) Reverse Termination Fee.

ARTICLE VII
MISCELLANEOUS

Section 7.1.                                 No Survival, Etc.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 6.2, upon the termination of this Agreement pursuant to Section 6.1, as the case may be, except that the agreements set forth in Article I, Sections 4.9, 4.10 and 4.12, this Article VII and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely.  The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 7.2.                                 Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken or authorized by their Board of Directors or Board of Managers, as applicable; provided, however, (a) that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the Company Stockholders without such approval and (b) no amendments or waivers of any Financing Source Provisions shall be effective without the written consent of each Debt Financing Party.

Section 7.3.                                 Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions.  Notwithstanding the foregoing, no failure or delay by the Company or RG in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 7.4.                                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 7.4 shall be null and void.

Section 7.5.                                 Counterparts; Scanned Signatures.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  Facsimile or other electronically scanned and transmitted signatures shall be deemed originals for all purposes of this Agreement.

Section 7.6.                                 Entire Agreement; No Third-Party Beneficiaries; Representations; Disclosure.

(a)                                 This Agreement, together with the Company Disclosure Schedule, the RG Disclosure Schedule and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (ii) except for the provisions of Section 4.9, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder provided, however, that the Debt Financing Parties shall be third-party beneficiaries of Section 7.2(b), Section 7.6(a), Section 7.6(b), Section 7.7 and Section 7.8 (in each case, together with any related definition and other provisions of this Agreement to the extent a modification or termination would serve to modify the substance or provisions or such Sections, the “Financing Source Provisions”).  Notwithstanding the immediately preceding sentence, following the Effective Time, the provisions of Article I relating solely to the payment of the Merger Consideration shall be enforceable by holders of RG Units, as applicable, solely to receive such payment.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, (a) the Company and its Subsidiaries and their Affiliates and Representatives shall not have any rights or claims against any Debt Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to any Debt Commitment Letters or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (b) no Debt Financing Party shall have any liability (whether in contract, in tort or otherwise) to any of the Company, its Subsidiaries or their Affiliates or Representatives for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.

(c)                                  The Company Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (i) the corresponding section of this Agreement and (ii) the other sections of this Agreement, to the extent that it is reasonably apparent on the face of such disclosure that it also qualifies or applies to such other sections notwithstanding the absence of a cross reference contained therein.  The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, constitutes or has resulted in or would reasonably be expected to result in a Company Material Adverse Effect or is outside the ordinary course of business consistent with past practices.

(d)                                 The RG Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (i) the corresponding section of this Agreement and (ii) the other sections of this Agreement, to the extent that it is reasonably apparent on the face of such disclosure that it also qualifies or applies to such other sections notwithstanding the absence of a cross reference contained therein.  The inclusion of any information in the RG Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, constitutes or has resulted in or would reasonably be expected to result in a RG Material Adverse Effect or is outside the ordinary course of business consistent with past practices.

Section 7.7.                                 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to its rules of conflict of laws.  To the fullest extent permitted by Law, any action against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each of the parties submits to the exclusive jurisdiction of such courts for the purpose of any such action.  To the fullest extent permitted by Law, each party irrevocably and unconditionally agrees not to assert (i) any objection which it may ever have to the laying of venue of any such action in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) any claim that any such action brought in any such court has been brought in an inconvenient forum, and (iii) any claim that such court does not have jurisdiction with respect to such action.  Notwithstanding the foregoing, (i) all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Debt Financing Parties and each of their respective Affiliates and their respective Representatives or Affiliates in any way relating to the Debt Commitment Letters and related fee letters or the performance thereof or the financings contemplated thereby, shall, except as expressly provided in the Debt Commitment Letter, be exclusively governed by, and construed in accordance with, the domestic Law of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of Law of any jurisdiction other than the State of New York, (ii) any action against any of the Debt Financing Parties and each of their respective Affiliates and their respective Representatives or Affiliates arising out of or in any way relating to this Agreement, the Financing or the transactions contemplated hereby or thereby shall be brought in any state or federal court sitting in the Borough of Manhattan, New York, New York and any state appellate court thereof, and each of the parties submits to the exclusive jurisdiction of such courts for the purpose of any such action, and (iii) each party irrevocably and unconditionally agrees (a) not to bring or permit any of its Affiliates or Representatives to bring or support anyone else in bringing any such action in any other court, (b) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (c) that the laws described in subsection (i) of this sentence shall govern any such action and (d)  not to assert, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE DEBT COMMITMENT LETTERS OR THE DOCUMENTS RELATED THERETO IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE FULLEST EXTENT PERMITTED BY LAW, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE DEBT COMMITMENT LETTERS OR THE DOCUMENTS RELATED THERETO.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 7.7.

Section 7.8.                                 Specific Enforcement; Limit on Liability.

(a)                                 The parties agree that irreparable damage would occur and the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as provided in the following sentence.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement from the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), without proof of actual damages, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.  The parties hereto further agree that (i) by seeking the remedies provided for in this Section 7.8, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that the remedies provided for in this Section 7.8 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 7.8 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 7.8 prior or as a condition to exercising any termination right under Article VI (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 7.8 or anything set forth in this Section 7.8 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VI or pursue any other remedies under this Agreement that may be available then or thereafter.

(b)                                 Notwithstanding Section 7.8(a), in the event that the Financing Issue occurs, the Company shall not be entitled to specifically enforce the terms and provisions of this Agreement and its sole and exclusive remedy shall be to terminate this Agreement in accordance with Section 6.1(c)(iii) and receive the Reverse Termination Fee in accordance with Section 6.4.  Furthermore, in no event shall the Company or any of its Subsidiaries or any of their respective Affiliates, or any of their Representatives or Affiliates, be entitled to seek the remedy of specific performance of the Financing against any of the Debt Financing Parties.

Section 7.9.                                 Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to RG, to:

RG Parent, LLC
c/o Tengram Capital Partners
33 Riverside Avenue, First Floor
Westport, CT  06880
Attention:  Andrew R. Tarshis
Facsimile:  (203) 454-6998

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Attention:  Jeffrey H. Cohen

Andrew D. Garelick

Facsimile:  (213) 687-5600

If to the Company or Merger Sub, to:

Joe’s Jeans Inc.
2340 S. Eastern Avenue
Commerce, CA 90040
Attention:  Interim Chief Executive Officer
Facsimile:  (323) 837-3791

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1333 New Hampshire Avenue NW

Washington DC 20036

Attention:  Russell W. Parks, Jr.

Erica D. McGrady

Facsimile:  (202) 887-4288

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 7.10.                          Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 7.11.                          Definitions.

(a)                                 As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement, which need not contain a standstill agreement, with terms no less favorable to the Company or beneficial to the counterparty in any substantive respect than those contained in the Confidentiality Agreement.

“Action” has the meaning set forth in Section 4.9(a).

“Actual Cash Consideration” has the meaning set forth in Section 1.4(a).

“Actual Merger Consideration” has the meaning set forth in Section 1.4(a).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“After Consultation” means, with respect to the Company Board, after consultation with the Company Financial Advisor and the Company’s outside legal counsel.

“Agreement” has the meaning set forth in the preamble.

“Aggregate Cash Consideration” has the meaning set forth in Section 1.4.

“Aggregate Merger Consideration” has the meaning set forth in Section 1.4(a).

“Aggregate Stock Consideration” has the meaning set forth in Section 1.4.

“Alternative Debt Financing” has the meaning set forth in Section 4.13(b).

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Asset Purchase Agreements” has the meaning set forth in the recitals.

“Asset Sale Transaction” has the meaning set forth in Section 4.4.

“Balance Sheet Date” has the meaning set forth in Section 2.5(c).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.3(a).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in New York, New York are authorized or required by Law to be closed.

“Certificate of Merger” means the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DLLCA.

“Certificates” means, to the extent applicable, (i) a certificate or certificates representing RG Units or (ii) RG Units that are in non-certificated book-entry form, in either case that are outstanding immediately prior to the Effective Time.

“Change in Recommendation” has the meaning set forth in Section 4.2(e).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 1.9(f).

“Commitment Letters” has the meaning set forth in Section 3.14.

“Common Units” means the units of limited liability company interests as defined in the limited liability company agreement of RG dated as of June 10, 2011, as amended.

“Company” has the meaning set forth in the preamble.

“Company 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2014, as amended.

“Company Acquisition Agreement” has the meaning set forth in Section 4.2(e).

“Company Benefits Plan(s)” has the meaning set forth in Section 2.10(a).

“Company Board” has the meaning set forth in the recitals.

“Company Charter Documents” means the Certificate of Incorporation and Bylaws of the Company, each as amended.

“Company Common Stock” has the meaning set forth in Section 2.2(a).

“Company Disclosure Schedule” has the meaning set forth in Article II.

“Company Financial Advisor” means Carl Marks Advisory Group.

“Company Incentive Plan” means the Amended and Restated 2004 Stock Incentive Plan, as amended, of the Company.

“Company Intellectual Property” means all Intellectual Property Rights owned, used or held for use by or licensed to the Company or any of its Subsidiaries used in or necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted.

“Company Lease” means any lease, sublease, sub-sublease, license or other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Manufacturers” has the meaning set forth in Section 2.19(d).

“Company Material Adverse Effect” means any change, event, circumstance, effect, development, occurrence or state of facts that, individually or in the aggregate:  (i) has or would be reasonably likely to have a material adverse effect on the business, condition, properties, assets, liabilities (contingent or otherwise), results of operations or financial condition of (x) the Company and its Subsidiaries, taken as a whole, or on the Hudson’s Business; provided, however, that none of the following shall be deemed in itself to constitute, and that none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect: (a) any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Company and its Subsidiaries conduct business (except, in each case, to the extent that the Company and its Subsidiaries, taken as a whole, or the Hudson’s Business are disproportionately adversely affected relative to other participants in the industries in which the Company and its Subsidiaries participate), (b) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein (except, in each case, to the extent that the Company and its Subsidiaries, taken as a whole, or the Hudson’s Business are disproportionately adversely affected relative to other participants in the industries in which the Company and its Subsidiaries participate), (c) conditions (or changes therein) in any industries in which the Company and its Subsidiaries operate (excluding seasonal fluctuations) (except, in each case, to the extent that the Company and its Subsidiaries, taken as a whole, or the Hudson’s Business are disproportionately adversely affected relative to other participants in the industries in which the Company and its Subsidiaries participate), (d) the taking of any action required by this Agreement or the announcement of the transactions contemplated hereby, (e) changes in applicable Law or GAAP (or, in each case, any interpretations thereof) (except, in each case, to the extent that the Company and its Subsidiaries, taken as a whole, or the Hudson’s Business are disproportionately adversely affected relative to other participants in the industries in which the Company and its Subsidiaries participate), (f) a decline in the price of the Company Common Stock on NASDAQ or any other market in which such securities are quoted for purchase and sale (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect), (g) any acts of terrorism or war or any escalation thereof or any weather related event, fire or natural disaster (except, in each case, to the extent that the Company and its Subsidiaries, taken as a whole, or the Hudson’s Business are disproportionately adversely affected relative to other participants in the industries in which the Company and its Subsidiaries participate), or (h) any failure by the Company and its Subsidiaries to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect); or (ii) has a material adverse effect on the Company’s ability to, in a timely manner, perform its obligations under this Agreement, consummate the transactions contemplated by this Agreement or consummate the Transactions.

“Company Payoff Amount” has the meaning set forth in Section 1.8(a).

“Company Preferred Stock” has the meaning set forth in Section 2.2(a).

“Company Recommendation” has the meaning set forth in Section 2.3(b).

“Company Reports” has the meaning set forth in Section 2.5(a).

“Company SEC Documents” means all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed with or furnished to the SEC, together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein.

“Company Stockholder Approval” has the meaning set forth in Section 2.3(d).

“Company Stockholders” has the meaning set forth in the recitals.

“Confidentiality Agreement” has the meaning set forth in Section 4.7(a).

“Contract” has the meaning set forth in Section 2.3(c).

“Continuing Employee” has the meaning set forth in Section 4.12(a).

“Convertible Notes” means those certain subordinated convertible notes issued on September 30, 2013, and all payment in kind notes issued as interest thereon, to the former stockholders and optionholders of Hudson Clothing Holdings, Inc.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“D&O Insurance” has the meaning set forth in Section 4.9(c).

“Debt Commitment Letter” has the meaning set forth in Section 3.14.

“Debt Financing Parties” means the Persons that have committed to provide or otherwise entered into agreements to provide the Financing (or any alternative or replacement Financing) in connection with the Transactions contemplated hereby and any agent or arrangers thereof, including the parties to the financing commitments in the Debt Commitment Letters and in any joinder agreements, credit agreements or other financing agreements relating thereto, together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such person or Affiliate or the heirs, executors, successors and assigns of any of the foregoing.

“DGCL” means the Delaware General Corporation Law.

“Distribution” means any dividend on, or any other distribution in respect of, any of the Company’s outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests.

“DLLCA” means the Delaware Limited Liability Company Act.

“Effective Time” has the meaning set forth in Section 1.3.

“Environmental Laws” means all Laws concerning pollution or protection of the environment, greenhouse gases, natural resources, wildlife, wetlands or health and safety, including all laws relating to the presence, use, generation, handling, treatment, storage, disposal, management, Release or threatened Release of, or exposure to, any Hazardous Materials, or preservation or reclamation of natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” has the meaning set forth in Section 2.10(a).

“Exchange Act” has the meaning set forth in Section 2.4.

“Exchange Agent” has the meaning set forth in Section 1.7.

“Exchange Fund” has the meaning set forth in Section 1.8(b).

“Financing” has the meaning set forth in Section 3.14.

“Financing Issue” has the meaning set forth in Section 6.1(c)(iii).

“Financing Source Provisions” has the meaning set forth in Section 7.6(a).

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Form S-4 Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by the Company in connection with issuance of Company Common Stock in the Merger, as such registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any supranational, foreign, domestic, state, municipal or local government, political subdivision or any department, court, arbitrator, commission, board, bureau, regulatory or administrative agency, instrumentality or other authority thereof, or any other governmental or quasi-governmental authority (including any government-sponsored enterprise such as Fannie Mae or Freddie Mac).

“Guarantor” has the meaning set forth in the preamble.

“Guaranty” has the meaning set forth in the preamble.

“Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive”, a “universal waste” or words of similar meaning or effect or which can give rise to liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hudson’s Business” means the business of the Company operated as of the date hereof under the brand names “Hudson’s” and “Hudson Jeans”.

“Indebtedness” means without duplication (a) all indebtedness for borrowed money, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired and subject thereto; (c) all guarantees, endorsements and other contingent obligations in respect of Indebtedness of others; (d) the deferred portion or installments of purchase price, and any amounts reserved for the payment of a contingent purchase price, in connection with the acquisition of any business; (e) obligations to reimburse issuers of any letters of credit (but only to the extent drawn without duplication of other indebtedness supported or guaranteed thereby); (f) any obligation evidenced by bonds, debentures, notes or similar instruments; and (g) capital lease obligations, with such lease obligations to be determined in accordance with GAAP; provided that Indebtedness shall not include (x) operating leases or (y) accounts payable, accrued expenses, accrued income Taxes and deferred income Tax liability.

“Indemnitee” has the meaning set forth in Section 4.9(a).

“Intellectual Property Rights” means all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction:  (i) patents, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (ii) trademarks, service marks, trade names (whether registered or unregistered), fictitious names, industrial designs, brand names, domain names, social media handles and accounts, trade dress rights, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing; (iii) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights and registrations and applications therefore (collectively, “Copyrights”); (iv) confidential, proprietary or other nonpublic information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions (whether or not patentable and whether or not reduced to practice), concepts, trade secrets, discoveries, ideas and technical data and information, in each case which derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and which is the subject of commercially reasonable efforts to maintain its secrecy, excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents; (v) rights of publicity and moral rights; (vi) any other intellectual property rights; and (vii) all applications and registrations related to any of the foregoing clauses (i) through (iv).

“Intervening Event” means a material event, development, occurrence, state of facts or change that was not known or reasonably foreseeable to the Company Board, on the date of this Agreement, which event, development, occurrence, state of facts or change becomes known to the Company Board before the Company Stockholder Approval; provided, however, that a Takeover Proposal shall not be, and shall not be deemed to be, an Intervening Event.

“IP Asset Purchase Agreement” has the meaning set forth in the recitals.

“IP Assets Purchaser” has the meaning set forth in the recitals.

“Joe’s Business” means the business of the Company operated as of the date hereof under the brand names “Joe’s Jeans,” “Joe’s,” “Joe’s JD” and “else.”

“Key Jurisdictions” means the following jurisdictions: Argentina, Australia, Brazil, Canada, Chile, European Community, Hong Kong, India, International Registration, Japan, Korea (South), Kuwait, Malaysia, Mexico, Macau, New Zealand, Norway, Peru, Russia, Singapore, Switzerland, Taiwan, Turkey, United Arab Emirates, United States of America and Uruguay.

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry under the circumstances (but only to the extent of each such individual’s area of responsibility), of Samuel Furrow, Hamish Sandhu, Lori Nembirkow, Peter Kim and Robert Otto.

“Knowledge of RG” means the actual knowledge, after reasonable inquiry under the circumstances (but only to the extent of each such individual’s area of responsibility), of Michael Buckley and Scott Vogel.

“Laws” has the meaning set forth in Section 2.8.

“Letter of Transmittal” has the meaning set forth in Section 1.9(a)(i).

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, known or unknown matured or unmatured or determined or determinable, including those arising under any Law, those arising under any contract or permit and those arising as a result of any act or omission.

“Liens” has the meaning set forth in Section 2.1(c).

“Material Contract” has the meaning set forth in Section 2.11(a).

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the preamble.

“Most Recent Balance Sheet Date” has the meaning set forth in Section 3.6(a).

“NASDAQ” means the Nasdaq Capital Market.

“New Debt Commitment Letter” has the meaning set forth in Section 4.13(b).

“Non-Voting Common Units” means the units of limited liability company interests as defined in the limited liability company agreement of RG dated as of June 10, 2011, as amended.

“Operating Asset Purchase Agreement” has the meaning set forth in the recitals.

“Operating Assets Purchaser” has the meaning set forth in the recitals.

“Order” means any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority.

“Outside Date” means February 8, 2016.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“Paying Agent” means a bank or trust company reasonably satisfactory to the Company appointed by RG to act as paying agent for payment of the Merger Consideration.

“Permits” has the meaning set forth in Section 2.8.

“Permitted Exceptions” means:  (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to RG or incurred subsequent to the date of any of such policies of title insurance which do not impair in any material respect the continued use or occupation of the property to which they relate in the conduct of the business currently conducted thereon; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet due or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Company SEC Documents in accordance with GAAP; (iii) mechanics’, materialmens’, architects’, carriers’, workers’, repairers’ or other similar Liens arising or incurred in the ordinary course of business consistent with past practices that are not material to the business, operations and financial condition of the Company and its Subsidiaries taken as a whole and are not delinquent; and (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, that, individually or in the aggregate, would not be reasonably expected to impair in any material respect the continued use or occupation of the property to which they relate in the conduct of the business currently conducted thereon.

“Permitted Investments” means (i) bank deposits with commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available); (ii) investments in any readily accessible money market fund with assets under management of at least $10 billion that invests solely in U.S. Government Securities; provided, however, that the funds deposited in any such fund may not represent more than 2% of the assets in such fund; (iii) investments in any prime money market fund with assets in excess of $35 billion, provided that no more than $750 million of the funds may be invested in any single such fund; or (iv) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than six (6) months from the date hereof.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Preferred Stock Purchaser” has the meaning set forth in the recitals.

“Preferred Units” means the units of limited liability company interests as defined in the limited liability company agreement of RG dated as of June 10, 2011, as amended.

“Proxy Date” has the meaning set forth in Section 4.5(e).

“Proxy Statement” means a proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Stockholders Meeting.

“Proxy Statement Clearance Date” means the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement and Form S-4 Registration Statement.

“Registered Intellectual Property” has the meaning set forth in Section 2.12(a).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

“Representatives” has the meaning set forth in Section 4.2(a).

“Required Information” means all financial and other information regarding the Company and its Subsidiaries as is reasonably requested by RG or any of the Debt Financing Parties in connection with the Financing, in each case as is customarily required in connection with the execution of debt financings similar to the Financing (provided that the Company will have no obligation to prepare pro forma financial information or post-closing financial information), including (i) all customary financial information of the Company and its Subsidiaries that is required to permit RG Parent or its affiliates to prepare a pro forma EBITDA of Company and its Subsidiaries (after giving pro forma effect to the Merger and the other transactions contemplated hereby) for the most recent twelve (12)-month period ending at least 30 days prior to the Closing Date, (ii)  all customary financial information of the Company and its Subsidiaries that is required to permit RG Parent or its affiliates to prepare a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its Subsidiaries (giving pro forma effect to the Merger and the other transactions contemplated hereby) as of a date, and for a 12-month period ending, not more than 30 days prior to the Closing Date, (iii) all customary financial information of the Company and its Subsidiaries that is required to permit RG Parent or its affiliates to prepare pro forma financial projections of the Company and its Subsidiaries (after giving pro forma effect to the Merger and the other transactions contemplated hereby) in the format, and for the periods, required by the Debt Financing Parties and (iv) internally-prepared monthly financial statements for the Company and its Subsidiaries on a consolidated basis, to be delivered to RG Parent no later than 30 days after the end of each month.

“Reverse Stock Split” has the meaning set forth in the recitals.

“Reverse Termination Fee” means Seven Million Five Hundred Thousand Dollars ($7,500,000).

“RG” has the meaning set forth in the preamble.

“RG Benefits Plan(s)” has the meaning set forth in Section 3.10(a).

“RG Debt” has the meaning set forth in Section 1.8(a).

“RG ERISA Affiliate” has the meaning set forth in Section 3.10(a).

“RG Lease” means any lease, sublease, sub-sublease, license or other agreement under which RG or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“RG Manufacturers” has the meaning set forth in Section 3.21(d).

“RG Material Adverse Effect” means any change, event, circumstance, effect, development, occurrence or state of facts that, individually or in the aggregate:  (i) has or would reasonably be likely to have a material adverse effect on to the business, condition, properties, assets, liabilities (contingent or otherwise), results of operations or financial condition of RG and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in itself to constitute, and that none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a RG Material Adverse Effect:  (a) any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which RG and its Subsidiaries conduct business (except, in each case, to the extent that RG and its Subsidiaries, taken as a whole, are disproportionately adversely affected relative to other participants in the industries in RG and its Subsidiaries participate), (b) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein (except, in each case, to the extent that RG and its Subsidiaries, taken as a whole, are disproportionately adversely affected relative to other participants in the industries in RG and its Subsidiaries participate), (c) conditions

(or changes therein) in any industries in which RG and its Subsidiaries operate (excluding seasonal fluctuations) (except, in each case, to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected relative to other participants in the industries in which the Company and its Subsidiaries participate), (d) the taking of any action required by this Agreement or the announcement of the transactions contemplated hereby, (e) changes in applicable Law or GAAP (or, in each case, any interpretations thereof) (except, in each case, to the extent that RG and its Subsidiaries, taken as a whole, are disproportionately adversely affected relative to other participants in the industries in RG and its Subsidiaries participate), (f) any acts of terrorism or war or any escalation thereof or any weather related event, fire or natural disaster (except, in each case, to the extent that RG and its Subsidiaries, taken as a whole, are disproportionately adversely affected relative to other participants in the industries in which RG and its Subsidiaries participate), or (g) any failure by RG to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been, or will be, a Material Adverse Effect); or (ii) has a material adverse effect on RG’s ability to, in a timely manner, perform its obligations under this Agreement or consummate the Transactions.

“RG Material Contracts” has the meaning set forth in Section 3.11(a).

“RG Members” has the meaning set forth in the recitals.

“RG Payoff Amount” has the meaning set forth in Section 1.8(a).

“RG Registered Intellectual Property” has the meaning set forth in Section 3.12(a).

“RG Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined for purposes of Section 13(d) of the Exchange Act), other than the Company and its Subsidiaries, relating to any of the following, or an expression by any Person or “group” (as defined for purposes of Section 13(d) of the Exchange Act) that it is considering or may engage in the following:  (A) a direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of RG and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of RG’s consolidated assets or to which 20% or more of RG’s revenues or earnings on a consolidated basis are attributable, (B) a direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of the outstanding shares of any class of equity securities of RG or securities of RG representing more than 20% of the voting power of RG, (C) a tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of RG or securities of RG representing more than 20% of the voting power of RG or (D) a merger, consolidation, share exchange, business combination, joint venture, recapitalization, liquidation, dissolution or similar transaction involving RG or any of its Subsidiaries that, if consummated, would have the effect set forth in clause (A) or clause (B); in each case, other than the Transactions.

“RG Units” has the meaning set forth in Section 3.3(a).

“RG Welfare Plan” has the meaning set forth in Section 3.10(c).

“Rollover Letter” has the meaning set forth in the preamble.

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 2.1(c).

“RG Units” has the meaning set forth in Section 1.4(a).

“Skadden” means Skadden, Arps, Slate, Meagher & Flom LLP.

“Stock Purchase Agreement” has the meaning set forth in the recitals.

“Stockholders’ Meeting” has the meaning set forth in Section 4.5(e).

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned or controlled by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Superior Proposal” means an unsolicited, bona fide, written Takeover Proposal (provided that for purposes of this definition all references to 20% contained in the definition of “Takeover Proposal” shall be deemed to be references to 50%) which the Company Board determines in good faith, After Consultation, to be more favorable to the Company Stockholders, from a financial point of view, than the Transactions, in each case taking into account all financial, legal, financing, regulatory and other aspects of such Takeover Proposal that are reasonably relevant to a determination of the likelihood of consummation of such Takeover Proposal (including the reputation of the Person or group making the Takeover Proposal) and further taking into account at any time of determination, collectively, any changes to (a) the terms and conditions of this Agreement and the transactions contemplated hereby that are then offered in writing by RG (b) the terms and conditions of the Stock Purchase Agreement and the transactions contemplated thereby that are then offered in writing by TCP Denim LLC and (c) the terms and conditions of the Asset Purchase Agreement and the transactions contemplated thereby that are then offered in writing by Sequential Brands Group, Inc. and GBG USA, Inc.

“Surviving Company” has the meaning set forth in Section 1.1.

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined for purposes of Section 13(d) of the Exchange Act), other than RG and its Subsidiaries, relating to any of the following, or an expression by any Person or “group” (as defined for purposes of Section 13(d) of the Exchange Act) that it is considering or may engage in the following:  (A) a direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) a direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of the outstanding shares of any class of equity securities of the Company or securities of the Company representing more than 20% of the voting power of the Company, (C) a tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of the Company or securities of the Company representing more than 20% of the voting power of the Company or (D) a merger, consolidation, share exchange, business combination, joint venture, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries that, if consummated, would have the effect set forth in clause (A) or clause (B); in each case, other than the Transactions.

“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes (in the case of all such taxes, whether the tax base is modified or not), customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (i), and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Tax Returns” means any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means Five Million Two Hundred Fifty Thousand Dollars ($5,250,000).

“Transactions” refers collectively to the transactions contemplated by the Agreement, including the Merger and the transactions contemplated by the Stock Purchase Agreement.

“U.S. Government Securities” means securities that are (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America which, in either case, are not callable or redeemable at the option of the issuer thereof and shall also include (a) a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian, with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by Law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt and (b) reverse repurchase agreements in respect of the securities described above.

“Voting Common Units” means the units of limited liability company interests as defined in the limited liability company agreement of RG dated as of June 10, 2011, as amended.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar state or local law.

“Welfare Plan” has the meaning set forth in Section 2.10(c).

“Year-End Financial Statements” has the meaning set forth in Section 3.6(a).

Section 7.12.                          Interpretation.

(a)                                 When a reference is made in this Agreement to an Article, a Section, Annex or Schedule, such reference shall be to an Article of, a Section of, or an Annex or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “will” when used in this Agreement shall be construed to have the same meaning and effect of the word “shall”.  The word “or” when used in this Agreement is not exclusive.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  Any documents or information “made available,” “provided,” “delivered” or furnished (or any similar terms) shall include only (i) Company Reports and (ii) such documents or information available in the electronic dataroom maintained on behalf of the Company and RG, respectively, by Intralinks, Inc. not later than 9:00 am (California time) on the day prior to the date of this Agreement.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b)                                 The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

RG PARENT, LLC

By:	/s/ William Sweedler
Name: William Sweedler
Title: Chairman

JJ MERGER SUB, LLC

By:	/s/ Hamish Sandhu
Name: Hamish Sandhu
Title: CFO

JOE’S JEANS INC.

By:	/s/ Hamish Sandhu
Name: Hamish Sandhu
Title: CFO

[Signature Page to Merger Agreement]